Exhibit 10.6
[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Option and Equity Rights Agreement

by and between

Novartis Pharma AG

and

Molecular Partners AG,

dated

27 October, 2020

1. DEFINITIONS AND INTERPRETATION	1
2. OPTION	11
3. EQUITY RIGHTS	14
4. OPTION PERIOD DEVELOPMENT OF THE PRODUCTS	16
5. COLLABORATION MANAGEMENT AND COSTS	23
6. DUE DILIGENCE	25
7. INTELLECTUAL PROPERTY	26
8. CONFIDENTIALITY	27
9. TERM AND TERMINATION	29
10. REPRESENTATIONS AND WARRANTIES; COVENANTS	31
11. INDEMNIFICATION	38
12. PUBLICATIONS AND PUBLICITY	40
13. GENERAL PROVISIONS	41

EXHIBITS
EXHIBIT A – DEVELOPMENT PLAN
EXHIBIT B – LICENSE TERM SHEET
EXHIBIT C – PRODUCTS
EXHIBIT D – TECHNICAL TRANSFER AND MANUFACTURING TERMS
EXHIBIT E – MPAG PATENTS
EXHIBIT 2.2 – SAMPLE INVOICE
EXHIBIT 2.5(c) – RESOLUTION OF ADDITIONAL DEFINITIVE AGREEMENT TERMS
EXHIBIT 3.2(a) – FORM OF EXERCISE NOTICE
EXHIBIT 3.2(c) – INSTRUCTIONS FOR THE TRANSFER OF THE EQUITY INVESTMENT SHARES
EXHIBIT 4.3(a)(i) – PLANNED PHASE 1 TRIAL PROTOCOL
EXHIBIT 10.2 – DISCLOSURES
EXHIBIT 12.2 – FORM OF PRESS RELEASE

OPTION AND EQUITY RIGHTS AGREEMENT
This OPTION AND EQUITY RIGHTS AGREEMENT (“Option Agreement”) is made as of this 27th day of October, 2020 (“Execution Date”), by and between: (a) Novartis Pharma AG, a Swiss corporation with offices at Lichtstrasse 35, CH-4056 Basel, Switzerland (“Novartis”); and (b) Molecular Partners AG, a Swiss corporation, with offices at Wagistrasse 14, 8952 Zurich-Schlieren, Switzerland (“MPAG”). Novartis and MPAG are each referred to individually as a “Party” and together as the “Parties.”
RECITALS
WHEREAS, MPAG owns or otherwise controls certain Products IP (as defined below) and Platform IP (as defined below) relating to the Products (as defined below);
WHEREAS, Novartis wishes to obtain, and MPAG wishes to grant to Novartis, an exclusive option to obtain exclusive rights to the Products on the terms and conditions set forth in this Option Agreement; and
WHEREAS, Novartis wishes to acquire, and MPAG wishes to sell to Novartis, the Equity Investment Shares (as defined below) on the terms and conditions set forth in this Option Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Parties agree as follows.
1.    DEFINITIONS AND INTERPRETATION
1.1    Definitions. The terms in this Option Agreement with initial letters capitalized shall have the meaning set forth below or as designated in the indicated places throughout this Option Agreement.
“Acquirer” has the meaning set forth in Section 13.2.
“Acquiring Subsidiary” has the meaning set forth in Section 3.3.
“ACTIV 2” means the master protocol sponsored by the National Institute of Allergy and Infectious Diseases (“NIAID”) to evaluate the safety and efficacy of multiple investigational agents aimed at modifying the host immune response to SARS-CoV-2 infection, or directly enhancing viral control in order to limit disease progression, in patients who are not hospitalized with the infection (outpatient), having the ClinicalTrials.gov Identifier: NCT04518410.
“ACTIV 3” means the master protocol sponsored by NIAID to evaluate the safety and efficacy of multiple investigational agents aimed at modifying the host immune response to SARS-CoV-2 infection, or directly enhancing viral control in order to limit disease progression, in patients who have been hospitalized with the infection (inpatient), having the ClinicalTrials.gov Identifier: NCT04501978.

“ACTIV Phase 2b/Phase 3 Trial” means the Phase 2/Phase 3 study referenced in the Development Plan for the use of MP0420 (in IV formulation) in hospitalized patients that is intended to be carried out under ACTIV 3.
“Affiliate” means, with respect to a Party, any person that controls, is controlled by, or is under common control with that Party. For the purpose of this definition, “control” shall mean, direct or indirect, ownership of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or fifty percent (50%) or more of the equity interest, in the case of any other type of legal entity, status as a general partner in any partnership, or any other arrangement whereby the person controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity, or the ability to cause the direction of the management or policies of a corporation or other entity. In the case of entities organized under the laws of certain countries, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%) and, in such case, such lower percentage shall be substituted in the preceding sentence; provided, that such foreign investor has the power to direct the management and policies of such entity.
“Agreement Deadline” has the meaning set forth in Section 2.4(a).
“Anti-Money Laundering Laws” has the meaning set forth in Section 10.2(o(
“Alliance Director” has the meaning set forth in Section 5.6.
“Applicable Law” or “Law” means all applicable laws, statutes, rules, regulations and other pronouncements having the effect of law of any federal, national, multinational, state, cantonal, provincial, county, city or other political subdivision, agency or other body, domestic or foreign, including any applicable rules, regulations, guidelines, or other requirements of the Regulatory Authorities that may be in effect from time to time.
“Business Day” means a day other than a Saturday, Sunday, or a bank or other public holiday in Basel, Switzerland.
“Change of Control” means, with respect to MPAG: (a) a merger, reorganization, combination or consolidation of MPAG with a Third Party that results in the holders of beneficial ownership of the voting securities or other voting interests of MPAG (or, if applicable, the ultimate parent of MPAG) immediately prior to such merger, reorganization, combination or consolidation ceasing to hold beneficial ownership of at least fifty percent (50%) of the combined voting power of the surviving entity or the ultimate parent of the surviving entity immediately after such merger, reorganization, combination or consolidation; (b) a transaction or series of related transactions in which a Third Party, together with its Affiliates, becomes the beneficial owner of fifty percent (50%) or more of the combined voting power of the outstanding securities or other voting interest of MPAG; or (c) the sale or other transfer (in one (1) transaction or a series of related transactions) to a Third Party of all or substantially all of MPAG’s assets. Notwithstanding the foregoing, a Change of Control excludes any change in domicile and any transaction involving the public issuance of securities of MPAG purely for financing purposes.
“Clinical Trial” means a Phase 1 Trial, a Phase 2 Trial, a Phase 2b/Phase 3 Trial, and/or a Phase 3 Trial, as the context admits.
“Claim” has the meaning set forth in Section 11.1.
“CMC/Manufacturing Excess Costs” has the meaning set forth in Section 4.13.
“Collaboration” means the conduct of the Development Plan by the Parties in accordance with this Option Agreement during the Term.
“Commercial Territories” means the [***]; provided, that the specific countries and jurisdictions in the Commercial Territory may be modified during the Term as agreed by the Parties in the Governance Committee.
“Commercially Reasonable Efforts” means, with respect to a Party (directly or through Affiliates) performing activities under this Option Agreement, means such reasonable, diligent, and good-faith efforts to undertake an activity as such Party would normally use to accomplish a similar objective under similar circumstances exercising reasonable business judgment, it being understood and agreed that such efforts shall be substantially similar to those efforts and resources commonly used by such Party for a product owned by it or to which it has rights, which product is of similar market and economic potential as the Products, and at a similar stage in its development or product life as the Products, taking into account efficacy, safety, approved labeling, the competitiveness of alternative products in the marketplace, the patent and other proprietary position of the product, the likelihood of Regulatory Approval given the regulatory structure involved, the profitability, and other relevant factors commonly considered in similar circumstances (including access and coverage factors). It is anticipated that the level of effort may change over time, reflecting changes in the status of a product.
“Company” has the meaning set forth in Section 10.2(n(.
“Competing Transaction” has the meaning set forth in Section 2.3(a).
“Confidential Information” means all Know-How and other proprietary information and data of a financial, scientific, commercial or technical nature which the Disclosing Party has supplied or otherwise made available to the Recipient Party, whether made available orally, in writing or in electronic form, including information comprising or relating to concepts, discoveries, inventions, data, designs or formulae in relation to this Option Agreement.
“Confidentiality Agreement” means that certain Confidential Disclosure Agreement, by and between Novartis and MPAG, dated [***].

“Contract Manufacturing Agreement” means an agreement to be negotiated in good faith by the Parties for the commercial supply of MP0420. [***]
“Control” or “Controlled” means, with respect to any Know-How or Patent Rights, that a Party owns or has a license to such Know-How or Patent Rights and, in each case, has the power to grant to the other Party access, a license, a sublicense or other rights (as applicable) to the same on the terms and conditions set forth in this Option Agreement or the License (as applicable) without violating any obligations of the granting Party to a Third Party.
“Data Package” means a data package with the results of the Planned Phase 1 Trial, the Phase 2 (I.V.) Trial, or the ACTIV Phase 2b/Phase 3 Trial, as applicable, which shall, in each case, include: [***].
“Definitive Agreements” means an exclusive license agreement and such other agreements as the Parties, acting reasonably, agree are required to give effect to the terms set out in the License Term Sheet pursuant to which Novartis shall be granted the License. For the avoidance of doubt, the Definitive Agreements shall include (inter alia): (a) an exclusive license agreement; (b) a pharmacovigilance agreement; and (c) such other agreements as the Parties, acting reasonably, agree are required to give effect to the terms set out in the License Term Sheet.
“Development Plan” has the meaning set forth in Section 4.2.
“DIL” has the meaning set forth in Section 10.2(n).
“Dispute” has the meaning set forth in Section 13.6.
“Disclosing Party” has the meaning set forth in Section 8.1.
“EUA” means, with respect to a Product, approval by the FDA under §564 of the FD&C Act to be used in an emergency to diagnose, treat, or prevent serious or life-threatening diseases or conditions caused by chemical, biological, radiological and nuclear threat agents when there are no adequate, approved, and available alternatives.
“European Union” or “EU” means the European Union member states as then constituted. As of the Execution Date, the European Union member states are Austria, Belgium, Bulgaria, Croatia, Cyprus, the Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, the Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, and Sweden; provided, for the purposes of this Option Agreement and the License Agreement, the United Kingdom shall also be considered a member state of the EU.
“Equity Documents” means this Option Agreement and such other documents as may be agreed by the Parties in respect of the Equity Investment.

“Equity Investment” means the exercise by Novartis of rights to acquire shares in the capital of MPAG at a price of CHF 23.00 per share, for an aggregate amount of CHF 40,000,000, pursuant to, and in accordance with, the terms of this Option Agreement and the Equity Documents.
“Equity Investment Shares” means the shares in MPAG to which the Equity Investment relates.
“Execution Date” has the meaning set forth in the caption hereto.
“Exercise Notice” has the meaning set forth in Section 2.5(a).
“Extended Stop Date” has the meaning set forth in Section 9.1.
“FD&C Act” means the U. S. Federal Food, Drug, and Cosmetic Act, as amended.
“FDA” means the U. S. Food and Drug Administration or any successor entity.
“Field” means all uses of the Products in all (existing and future) indications in humans and animals.
“FISA” means the Swiss Federal Act on Intermediated Securities of October 3, 2008, as amended.
“FMIA” means the Swiss Federal Act on Financial Market Infrastructures and Market Conduct in Securities and Derivatives Trading of June 19, 2015, as amended.
“FMIO-FINMA” means the Ordinance of the Swiss Financial Market Supervisory Authority on Financial Market Infrastructures and Market Conduct in Securities and Derivatives Trading of December 3, 2015, as amended.
“FTE” means a full-time equivalent person year (consisting of a total of [***] per year) of activities undertaken by MPAG.
“FTE Rate” means the rate per FTE of [***] with respect to activities conducted pursuant to this Agreement.
“Full Form Development Plan” has the meaning set forth in Section 4.2.
“Governance Committee” has the meaning set forth in Section 5.1.
“HKMA” has the meaning set forth in Section 10.2(n).
“HMT” has the meaning set forth in Section 10.2(n).
“Indemnified Parties” has the meaning set forth in Section 11.3(a).
“Indemnifying Party” has the meaning set forth in Section 11.3(a).

“Initial Stop Date” has the meaning set forth in Section 9.1.
“Invention” means all inventions, whether or not patentable, including any Know-How, that are discovered, conceived, reduced to practice or otherwise made by or on behalf of either Party in the performance of the MPAG Activities or the Novartis Activities or otherwise under this Option Agreement. Notwithstanding the foregoing, Inventions exclude Option Period Data and New Manufacturing IP.
“IRB” means an institutional or central review board, or equivalent body or committee, having jurisdiction over the conduct of a Clinical Trial.
“Know-How” means all technical information, know-how and data, including inventions (whether patentable or not), discoveries, trade secrets, specifications, instructions, processes, formulae, materials, expertise and other technology applicable to compounds, formulations, compositions, products or to their manufacture, development, registration, use or commercialization or methods of assaying or testing them or processes for their manufacture, formulations containing them, compositions incorporating or comprising them and including all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical and analytical, safety, quality control, manufacturing, preclinical and clinical data, instructions, processes, formulae, expertise and information, regulatory filings and copies thereof, relevant to the development, manufacture, use or commercialization of or which may be useful in studying, testing, development, production or formulation of products, or intermediates for the synthesis thereof.
“Lead Executives” has the meaning set forth in Section 2.5(c(.
“License” has the meaning set forth in Section 2.1.
“License Term Sheet” means License Term Sheet attached as Exhibit B hereto.
“Losses” has the meaning set forth in Section 11.1.
“MAS” has the meaning set forth in Section 10.2(n).
“MP0420” means the multi-specific designed ankyrin repeat protein with the amino acid sequence set forth on Exhibit C hereto, including certain sequence variants thereof, and any other chemically modified versions of such proteins, and any fused or conjugated versions of any of the foregoing, [***] set forth on Exhibit C hereto.
“MP0420 CMC/Manufacturing Activities” means those technical transfer activities in respect of MP0420 set forth on Exhibit D which are indicated as [***] as set out in the work packages as of the Execution Date.
“MP0423” means the multi-specific designed ankyrin repeat protein with the amino acid sequence set forth on Exhibit C hereto, including certain sequence variants thereof, and any other chemically modified versions of such proteins, and any fused or conjugated versions of any of the foregoing, [***] set forth on Exhibit C hereto.

“MPAG” has the meaning set forth in the caption hereto.
“MPAG Activities” means the non-clinical and clinical activities for which MPAG or its Affiliates are designated as responsible under a Development Plan.
“MPAG CMC/Manufacturing Cap” has the meaning set forth in Section 4.13.
“MPAG Indemnitees” has the meaning set forth in Section 11.2.
“MPAG Information” has the meaning set forth in Section 10.2(m).
“MPAG Know-How” means the MPAG Platform Know-How and MPAG Products Know-How.
“MPAG Patents” means the MPAG Platform Patents and MPAG Products Patents.
“MPAG Platform Know-How” means all Know-How (other than MPAG Products Know-How) owned or otherwise Controlled by MPAG or any of its Affiliates as of the Execution Date or thereafter during the Term that relates to the Platform.
“MPAG Products Know-How” means all Know-How owned or otherwise Controlled by MPAG or any of its Affiliates as of the Execution Date or thereafter during the Term that is necessary for and relates solely and specifically to the research, development, manufacture, preparation, use, or commercialization of a Product.
“MPAG Platform Patents” means all Patent Rights (other than MPAG Products Patents) owned or otherwise Controlled by MPAG or any of its Affiliates as of the Execution Date or thereafter during the Term having claims: (a) covering the Platform, its use or composition; (b) that are otherwise related to the Platform, or (c) that are otherwise necessary or reasonably useful for the research, development, manufacture, preparation, use or commercialization of the Product in the Field in the Territory. The MPAG Platform Patents existing as of the Execution Date are set forth on Exhibit E-2.
“MPAG Products Manufacturing Process” means the MPAG Know-How necessary or reasonably useful to commercially manufacture the Products.
“MPAG Products Patents” means all Patent Rights owned or otherwise Controlled by MPAG or any of its Affiliates as of the Execution Date or thereafter during the Term having claims solely and specifically covering a Product, its use, composition, formulation, preparation or manufacture. The MPAG Product Patents existing as of the Execution Date are set forth on Exhibit E-1.
“New Manufacturing IP” means any Know-How or Patent Rights generated by or on behalf of either Party or its Affiliates that are improvements of the MPAG Products Manufacturing Process or are otherwise necessary for the manufacture of the Products. Notwithstanding the foregoing, New Manufacturing IP excludes Novartis Background

Technology and MPAG Products Manufacturing Process (i.e., MPAG’s background intellectual property) necessary to practice the New Manufacturing IP.
“Novartis” has the meaning set forth in the caption hereto.
“Novartis Activities” any activities Novartis will perform under this Option Agreement during the Option Period as set forth in Section 4.6 and any other activities the Parties mutually agree Novartis will be responsible for conducting under a Development Plan.
“Novartis CMC/Manufacturing Cap” has the meaning set forth in Section 4.13.
“Novartis Background Technology” means any intellectual property (including Patent Rights and Know-How) related to the formulation and manufacturing of pharmaceutical products which was Controlled by Novartis or its Affiliates prior to the Execution Date or is acquired or created by Novartis independently of and not in connection with this Option Agreement.
“Novartis Indemnitees” has the meaning set forth in Section 11.1.
“OFAC” has the meaning set forth in Section 10.2(n).
“Option” has the meaning set forth in Section 2.1. 10.2(n)
“Option Agreement” has the meaning set forth in the caption hereto.
“Option Period” means the period of time commencing on the Execution Date and ending at [***].
“Option Period Data” means all data (including raw data) and results generated by or on behalf of a Party in the performance of the MPAG Activities or the Novartis Activities or otherwise under this Option Agreement.
“Patent Rights” means (a) patents, patent applications and similar government-issued rights protecting inventions in any country or jurisdiction however denominated, (b) all priority applications, divisionals, continuations, substitutions, continuations-in-part of and similar applications claiming priority to any of the foregoing, and (c) all patents and similar government-issued rights protecting inventions issuing on any of the foregoing applications, together with all registrations, reissues, renewals, re-examinations, confirmations, supplementary protection certificates, and extensions of any of (a), (b) or (c).
“Phase 1 Trial” means, with respect to a Product, a human clinical trial that is intended to initially evaluate the safety, metabolism and pharmacokinetics of such Product that would otherwise satisfy the requirements of 21 C.F.R. §312.21(a), or an equivalent clinical trial in a country other than the United States.

“Phase 2 (I.V.) Trial” means the Phase 2 (I.V.) Trial for MP0420 for described in the Novartis funded development activities section of the Initial Development Plan, with the intent of demonstrating proof of concept in order to apply for, and obtain, an EUA.
“Phase 2 Trial” means, with respect to a Product, a human clinical trial for which the primary endpoints include a determination of safety, dose ranges or an indication of efficacy of such Product in patients being studied as described in 21 C.F.R. §312.21(b), or an equivalent clinical trial in a country other than the United States, and that is prospectively designed to generate sufficient data (if successful) to commence pivotal clinical trials. Such definition shall include any study or investigation labeled as a “Phase 2a” or “Phase 2b” trial.
“Phase 2b/Phase 3 Trial” means, with respect to a Product, a combination human clinical trial that satisfies the criteria of both a Phase 2 Trial and a Phase 3 Trial.
“Phase 3 Trial” means, with respect to a Product, a human clinical trial (regardless of whether actually designated as “Phase 3”) that is prospectively designed, along with other Phase 3 Trials, to demonstrate statistically whether such Product is safe and effective for use in humans in the indication being investigated as described in 21 C.F.R. §312.21(c), or an equivalent clinical trial in a country other than the United States.
“Planned Phase 1 Trial” means the Phase 1 Trial in respect of MP0420 that is being prepared by MPAG as of the Execution Date and which is referred to in the Initial Development Plan as “FIH (I.V.) cohorts in HV”.
“Planned Phase 1 Trial Protocol” has the meaning set forth in Section 4.3(a)(i).
“Platform” means MPAG’s proprietary DARPin® platform technology, pursuant to which MPAG produces pharmaceutical product candidates, including the Products, utilizing DARPin® libraries and protein modules and domains.
“Platform IP” means the MPAG Platform Know-How and the MPAG Platform Patents.
“Products” means MP0420 and MP0423, collectively, and the correlative, “Product” means either of MP0420 or MP0423, as applicable.
“Products IP” means the MPAG Products Know-How and the MPAG Products Patents.
“Recipient Party” has the meaning set forth in Section 8.1.
“Regulatory Approval” means, with respect to a Product in any country or other jurisdiction, any approval (including, where required, pricing and reimbursement approvals), registration, license or authorization from a Regulatory Authority in such country or other jurisdiction that is necessary to market and sell such Product in such country or jurisdiction, including in the US, an EUA.

“Regulatory Authority” means any governmental agency or authority responsible for granting Regulatory Approvals for biopharmaceutical products, including the FDA, EMA and any corresponding national or regional regulatory authorities.
“Regulatory Filings” means, with respect to a product, any submission to a Regulatory Authority of any appropriate regulatory application with respect to such product, including any submission to a regulatory advisory board, marketing authorization application, EUA application, and any supplement or amendment thereto, including any IND, BLA, MAA, or the corresponding application in any other country or group of countries with respect to such product.
“Regulatory Materials” means all regulatory applications, submissions, notifications, communications, correspondences, registrations, approvals, and other filings submitted to, received from or otherwise conducted with a Regulatory Authority in order to exploit the Product in the Field in a particular country or jurisdiction in the Territory, including Regulatory Filings, Regulatory Approvals, and EUAs.
“Restricted Countries” has the meaning set forth in Section 10.2(n).
“Restricted Parties” has the meaning set forth in Section 10.2(n).
“Sanctions” has the meaning set forth in Section 10.2(n).
“SECO” has the meaning set forth in Section 10.2(n).
“Sponsor” means, in relation to any Clinical Trial, the organization or person who initiates the Clinical Trial and who has authority and control over the Clinical Trial.
“Successful Completion” or “Successfully Completed” means the completion of a Clinical Trial that [***].
“Term” has the meaning set forth in Section 9.1.
“Territory” means worldwide.
“Third Party” means any person other than a Party or an Affiliate of a Party and other than the Acquiring Subsidiary.
“UN” has the meaning set forth in Section 10.2(n(10.2(n).
“United States” or “US” means the United States of America, its territories and possessions.
“Upfront Cash Payment” has the meaning set forth in Section 2.2.

1.2    Interpretation. In this Option Agreement, unless otherwise specified:
(a)    “includes” and “including” shall mean, respectively, includes and including without limitation;
(b)    words denoting the singular shall include the plural and vice versa, and words denoting any gender shall include all genders;
(c)    the word “or” is used in the inclusive sense (“and/or”), unless explicitly indicated otherwise by the term “either/or;”
(d)    references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof;
(e)    the Exhibits and other attachments form part of the operative provision of this Option Agreement and references to this Option Agreement shall, unless the context otherwise requires, include references to the Exhibits and attachments;
(f)    the headings in this Option Agreement are for information only and shall not be considered in the interpretation of this Option Agreement;
(g)    general words shall not be given a restrictive interpretation by reason of their being preceded or followed by words indicating a particular class of acts, matters or things; and
(h)    the Parties agree that the terms and conditions of this Option Agreement are the result of negotiations between the Parties and that this Option Agreement shall not be construed in favor of or against any Party by reason of the extent to which any Party participated in the preparation of this Option Agreement.
2.    OPTION
2.1    Option Grant. Pursuant to the terms and subject to the conditions of this Option Agreement, MPAG hereby grants to Novartis an exclusive option to obtain (i) an exclusive (even as to MPAG), sub-licensable license, under the Products IP, and (ii) a non-exclusive, sub-licensable license, under the Platform IP, in each case to research, develop, make, have made, use, import, offer for sale, sell, have sold and otherwise commercialize the Products in the Field in the Territory ((i) and (ii) collectively, the “License”) on the terms and conditions set forth in the License Term Sheet and the Definitive Agreements (the “Option”).
2.2    Upfront Cash Payment. Novartis shall pay to MPAG a one (1)-time, non-refundable payment of twenty million Swiss Francs (CHF 20,000,000) (the “Upfront Cash Payment”) within [***] after receipt by Novartis of an invoice in the form of Exhibit 2.2 hereto, which invoice shall be issued no earlier than the Execution Date. The Upfront Cash Payment shall be directly used by MPAG to fund MPAG Activities.

2.3    Exclusivity. During the Term, MPAG shall not (and shall procure that no Affiliate or agent of MPAG shall), directly or indirectly:
(a)    [***] (a “Competing Transaction”), provided, that if during the Term, MPAG receives an unsolicited proposal, offer, or other communication from anyone except Novartis relating to or in contemplation of a potential Competing Transaction, MPAG shall (i) notify Novartis promptly in writing of the details of that proposal, offer or communication and (ii) communicate to the sender of the proposal, offer, or communication solely that MPAG cannot discuss such Competing Transaction;
(b)    subject to Section 2.3(a), solicit, facilitate or do anything else which may lead to discussions or negotiations with, or lead to a proposal, offer or other communication from, anyone except Novartis relating to or in contemplation of a Competing Transaction;
(c)    subject to Section 2.3(a), provide information to anyone except Novartis relating to or in contemplation of a Competing Transaction; or
(d)    conduct any research, development, manufacturing or commercialization activities itself or by or on behalf any Affiliates or Third Parties in respect of any products (other than the Products as permitted under this Option Agreement) aimed at [***] (together with the Competing Transaction, a “Competing Program”).
Notwithstanding anything to the contrary in this Section 2.3, (a) nothing in this Section 2.3 will apply to or otherwise limit a Change of Control of MPAG and (b) if after the Execution Date, any Acquirer in connection with a Change of Control of MPAG is engaged in a Competing Program as of the closing date of such transaction, the Acquirer and its Affiliates existing prior to such Change of Control may continue to develop, manufacture, commercialize, and otherwise exploit such Competing Program; provided, that, (i) none of Novartis’s Confidential Information is used in connection with such Competing Program, (ii) none of the Platform IP, Products IP, or MPAG’s Confidential Information are used in connection with such Competing Program, and (iii) MPAG establishes separate working teams to work on the Competing Program and the Products hereunder and implements reasonable measures that are designed to prevent transfer to, access, or use of any Confidential Information of Novartis by the teams working on such Competing Program.
2.4    Negotiation of Definitive Agreements.
(a)    Following the Execution Date, the Parties shall negotiate in good faith to agree the form of the Definitive Agreements on or before [***] (or such later date as the Parties may mutually agree in writing) (the “Agreement Deadline”).

(b)    Novartis shall be responsible for preparing the initial drafts of the Definitive Agreements and providing such drafts to MPAG within [***] after the Execution Date.
(c)    Following circulation of the initial draft of each Definitive Agreement, each Party shall use their commercially reasonable efforts to finalize the terms of such Definitive Agreement [***].
(d)    For the avoidance of doubt, the Definitive Agreements shall be drafted to give effect to each of the terms in the License Term Sheet as those terms are set out therein. The Definitive Agreements shall also include such additional terms as the Parties, each acting reasonably, agree are customary for a licensing arrangement of the type described in the License Term Sheet.
2.5    Exercise of Option; Finalization of Definitive Agreements.
(a)    Novartis may exercise the Option by written notice (an “Exercise Notice”) to MPAG [***] during the Option Period.
(b)    Following receipt by MPAG of the Exercise Notice:
(i)    if the form of each of the Definitive Agreements has been agreed by the Parties before the date on which the Exercise Notice is delivered to MPAG, the Parties shall execute the Definitive Agreements as soon as reasonably practicable and, in any event, within [***] of the date of the Exercise Notice; and
(ii)    if the form of any of the Definitive Agreements has not been agreed by the Parties before the date on which the Exercise Notice is delivered to MPAG, the Parties shall meet (in person, telephonically or by means of videoconference) within [***] of the date of the Exercise Notice to agree upon a process and timeline to finalize the terms of and to execute the Definitive Agreements as soon as practicable.
(c)    In the event that the Parties fail to agree on the final terms of and enter into the Definitive Agreements prior to the earlier to occur of: (i) the Agreement Deadline; and (ii) [***] following Novartis’ delivery of the Exercise Notice, then either Party may submit such matter for resolution by the [***] (the “Lead Executives”). If the Lead Executives of each of Novartis and MPAG cannot resolve such matter within an additional [***] period, then either Party may submit such matter for resolution in accordance with the procedure set forth on Exhibit 2.5(c) hereto. Pending completion of such resolution procedure and execution of the Definitive Agreements, unless otherwise agreed by the Parties, the terms and conditions set forth in this Option Agreement shall continue to apply. For clarity, if any such resolution procedure has not been completed prior to the end of the Option Period, then such procedure shall continue until its completion and the execution of the Definitive Agreements.

(d)    For clarity, Novartis’ exercise of the Option shall be subject to any applicable regulatory and competition law requirements.
3.    EQUITY Rights
3.1    Grant of Rights. Concurrently with and in the context of the Option grant, and as a further incentive to align the Parties’ interests with regard to the Collaboration, with the purpose of providing additional financing to MPAG, Novartis shall be granted, accept and exercise, as further set forth in Section 3.2, a mandatorily exercisable right to acquire on or about the Execution Date the Equity Investment Shares pursuant to the terms and subject to the conditions of the Equity Investment.
3.2    Exercise.
(a)    On the Execution Date Novartis shall deliver to MPAG a duly executed (wet-ink) exercise notice in the form as set out in Exhibit 3.2(a) hereto;
(b)    Subject to execution of this Option Agreement by MPAG, Novartis shall deposit or cause to be deposited an amount of forty million Swiss Francs (CHF 40,000,000), corresponding to the aggregate exercise amount for the Equity Investment Shares (the “Exercise Amount”), with [***] (the “Capital Increase Bank”) in the account with the number [***] (the “Capital Increase Account”), by no later than [***] (Valuta), and to cause the Capital Increase Bank to issue a confirmation relating to the crediting of the Exercise Amount to the Capital Increase Account by no later than [***]; and
(c)    Subject to execution of this Option Agreement by MPAG, Novartis shall deliver, concurrently with the depositing of the amount pursuant to Section 3.2(b), to its custodian bank, with a copy to MPAG and the share registrar of MPAG, duly executed instructions for the transfer of the Equity Investment Shares in the form as set out in Exhibit 3.2(c) hereto.
3.3    Lock Up. During the period commencing on the Execution Date and ending on the later of (i) the date that falls [***] and (ii) [***], Novartis shall not, without the prior written consent of MPAG, (a) issue, offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, pledge, grant instruction rights (Weisungsrechte) pursuant to article 25 of the FISA, or otherwise transfer or dispose of (or publicly announce any such issuance, offer, sale or disposal), directly or indirectly, or file a registration statement under any securities regulation relating to any Equity Investment Shares or any securities representing or convertible into or exchangeable or exercisable for Equity Investment Shares or warrants or other rights to purchase any Equity Investment Shares, (b) enter into any swap, hedge or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Equity Investment Shares, or (c) announce its intention to do any of the foregoing whether any such transaction described in subsection (a) or (b) above is to be settled by delivery of Equity Investment Shares or other securities, in cash or otherwise. The foregoing undertaking shall not apply to the transfer of any Equity Investment Shares by Novartis to a directly or indirectly [***] owned subsidiary of Novartis AG (the “Acquiring Subsidiary”), provided that such subsidiary has, prior to such transfer agreed in writing to be bound by the same lock-up undertaking and to retransfer the Equity Investment Shares if it ceases to be directly or indirectly [***] owned by Novartis AG. Novartis hereby agrees to procure that the Acquiring Subsidiary will comply with such lock-up undertaking.
3.4    Stand-Still. Novartis shall procure that during the period commencing on the date hereof and ending on the later of (i) the date that falls [***] and (ii) [***], neither Novartis nor the Acquiring Subsidiary nor any entity or individual that would be deemed to be acting in concert with Novartis or with the Acquiring Subsidiary within the meaning of articles 120 et seqq. of the FMIA and article 12 of the FMIO-FINMA shall, directly or indirectly, purchase or otherwise acquire shares or other purchase positions in MPAG as a result of which purchase or acquisition the shareholdings of such group acting in concert would reach or exceed [***] of the voting rights in MPAG (the “Standstill Restrictions”). The Standstill Restrictions shall not apply with respect to any party acting in concert with Novartis if and solely because (i) Novartis is, due to entering this Option Agreement deemed to form a group with MPAG within the meaning of articles 120 et seqq. of the FMIA and article 12 of the FMIO-FINMA or (ii) a Third Party enters into a similar lock-up undertaking vis-à-vis MPAG as Novartis under this Option Agreement and, as a result, Novartis and the Third Party form a lock-up group within the meaning of articles 120 et seqq. of the FMIA, article 12 of the FMIO-FINMA and the practice of the Disclosure Office of SIX Exchange Regulation. Furthermore, notwithstanding the provisions of this Section 3.4, the Standstill Restrictions are not intended to and shall not prohibit or otherwise prevent (1) Novartis or any of its Affiliates from making a confidential proposal to MPAG or MPAG’s Board of Directors in relation to a transaction, arrangement or activity (including for the avoidance of doubt agreeing to an amendment to this Option Agreement or any provision thereof) that would otherwise be restricted by the Standstill Restrictions so long as such proposal is not made in a manner that would reasonably be expected to require either Party to make public disclosure thereof (prior to a mutual public disclosure regarding the transactions contemplated by this Option Agreement), (2) passive investments by a pension or employee benefit plan or trust for Novartis’ or its Affiliates’ employees so long as such investments are directed by independent trustees, administrators or employees, (3) Novartis’ or its Affiliates’ ownership of the shares of any mutual fund or similar financial institution, the investment activities of which are not controlled by Novartis or its Affiliates that owns MPAG securities, or (4) ownership of securities of MPAG by a Third Party acquired by Novartis (or any of its Affiliates) on the date such Third Party first entered into an agreement to be acquired by Novartis (or such Affiliate) or acquired after such Third Party was acquired by Novartis (or such Affiliate) pursuant to an agreement requiring (but only to the extent requiring) such Third Party to acquire such securities, which agreement was in effect on the date such Third Party first entered into an agreement to be acquired by Novartis (or such Affiliate); always provided that (i) the acquisition of the Third Party is not motivated by the indirect acquisition of the relevant MPAG shares or purchase positions;

and (ii), the number of shares or purchase positions that exceeds the Standstill Restrictions is divested as soon as reasonably practicable following closing of the acquisition of the Third Party. The Standstill Restrictions shall automatically terminate on the date on which (A) MPAG enters into a definitive agreement with respect to, or publicly announces that it is in negotiations in connection with, any transaction that would result in a Change of Control of MPAG; (B) a tender offer or exchange offer is commenced by a Third Party or group of Third Parties (which does not involve any breach by Novartis or its Affiliates of this Section 3.4) which, if consummated, would make such Third Party or group of Third Parties the beneficial owner of securities having more than [***] of the total combined voting power entitled to vote in the election of directors of MPAG; or (C) any person or group commences a proxy solicitation in which the Third Party or group of Third Parties would, if successful, elect or acquire the ability to elect a majority of the directors of MPAG.
4.    OPTION PERIOD DEVELOPMENT OF THE PRODUCTS
4.1    Overview. The intent of this Collaboration during the Option Period is for (a) MPAG to conduct the MPAG Activities as set forth in Section 4.2, (b) MPAG to provide Novartis with clinical supply of the Products in quantities sufficient for Novartis to conduct its Novartis Activities as set forth in Section 4.6, (c) Novartis to conduct the Novartis Activities as set forth in Section 4.6, and (d) MPAG to grant to Novartis the exclusive Option in respect of the Products as set forth in Section 2.1. The purpose of this Section 4.1 is to provide a high-level overview of the roles, responsibilities, rights and obligations of each Party under this Option Agreement with regard to the Products. This Section 4.1 is qualified in its entirety by the more detailed provisions otherwise set forth in this Option Agreement.
4.2    Development Plan. The Parties have agreed on an initial, high-level Development Plan, attached as Exhibit A, that describes the general nature of the development activities contemplated under this Option Agreement and the responsibilities of the Parties with respect thereto, as applicable (the “Initial Development Plan”). Promptly after the Execution Date, and in any event no later than [***] thereafter, the Parties shall negotiate in good faith and agree in writing on a reasonably detailed, updated development plan (the “Full Form Development Plan”) for the conduct of development activities with respect to the Products in the Field in the Territory that (a) is consistent with the Initial Development Plan, (b) describes the MPAG Activities (the costs and expenses for which shall be borne by MPAG, subject to Section 4.5) and the Novartis Activities (the costs and expenses for which shall be borne by Novartis), and (c) includes the applicable concept sheet or synopsis for the Clinical Trials to be conducted under the Development Plan (the Initial Development Plan together with the Full Form Development Plan all updates and amendments to either of them, the “Development Plan”). Within [***] from the Execution Date, the Parties will negotiate in good faith to include MP0423 in the Development Plan and to apportion costs for development activities in respect of MP0423 appropriately. In negotiating the Development Plan, each Party shall use good faith efforts to agree on the contents of the Development Plan and shall not without reason withhold, condition, or delay their consent to the Development Plan. For clarity, and notwithstanding anything to the contrary in this Option Agreement: (i) this Option Agreement does not limit in any way MPAG’s right or ability to perform any pre-clinical, clinical, and non-clinical development activities for the Products at MPAG’s sole cost and expense, provided, that MPAG shall not, without the prior written consent of Novartis, initiate any Clinical Trial in respect of either of the Products that is not contemplated by the Development Plan; and (ii) neither Party shall be required to undertake any activities, including, as applicable MPAG Activities or Novartis Activities, that are not set forth in a Development Plan. For the avoidance of doubt, the Initial Development Plan shall serve as the Development Plan to the extent required for the purposes of this Option Agreement until such time as the Parties agree a new Development Plan pursuant to the terms of this Section 4.2.
4.3    Option Period MPAG Activities. During the Option Period, except as otherwise expressly provided in this Option Agreement, MPAG shall be solely responsible, at its sole expense, for all research and preclinical development of the Products, including sourcing of clinical supply of such Product, as required, as outlined as MPAG responsibilities in the Development Plan. Without limiting the generality of the foregoing:
(a)    MPAG shall:
(i)    initiate and use its Commercially Reasonable Efforts to conduct the Planned Phase 1 Trial in accordance with the protocol therefor, which is attached hereto as Exhibit 4.3 (the “Planned Phase 1 Trial Protocol”);
(ii)    subject to Successful Completion of the Planned Phase 1 Trial, use its Commercially Reasonable Efforts to submit MP0420 to ACTIV 2 and ACTIV 3; and
(iii)    subject to the terms of this Option Agreement, act as the Sponsor the Phase 2 (I.V.) Trial.
(b)    MPAG shall promptly inform Novartis of any variation to or deviation from the Planned Phase 1 Trial Protocol.
(c)    MPAG shall use its Commercially Reasonable Efforts to conduct the MPAG Activities pursuant to the Development Plan; provided, that notwithstanding the foregoing, MPAG shall not be required to conduct any pre-clinical, clinical, or non-clinical development activities for the Products unless (a) set forth in a mutually agreed Development Plan or (b) Novartis agrees in writing to reimburse MPAG, on invoice, for all documented external costs on a pass-through basis and internal expenses at the FTE Rate, in each case, that are reasonably incurred by MPAG in connection with such pre-clinical, clinical, or non-clinical development activities.

4.4    MP0423 Option Period Milestone. In the event that, during the Option Period, the Parties agree on a Phase 1 Clinical Trial for MP0423 Novartis shall pay to MPAG (a) a one-time milestone fee of two million five hundred thousand Swiss Francs (CHF 2,500,000) to MPAG upon the first dosing of the first patient in such Phase 1 Clinical Trial for MP0423 and (b) a one-time milestone fee of two million five hundred thousand Swiss Francs (CHF 2,500,000) to MPAG upon Successful Completion of such Phase 1 Clinical Trial for MP0423, in accordance with this Section 4.4. MPAG shall issue invoices to Novartis in the form of Exhibit 2.2 hereto in respect of the aforementioned milestone fees and Novartis will pay such invoice within [***] after receipt by Novartis.
4.5    Option Period MPAG Activities on a Product-by-Product Basis. During the Option Period, on a Product-by-Product basis, MPAG shall use Commercially Reasonable Efforts to conduct the MPAG Activities under the Development Plan for such Product in accordance with the timelines specified therein, until the earlier of the date: (w) Novartis exercises the Option for the Products under this Option Agreement, provided, however, if Novartis exercises its Option before MPAG completes the MPAG Activities, MPAG will use its Commercially Reasonable Efforts to complete such remaining uncompleted MPAG Activities on the timeline and subject to the terms set out in the Development Plan, unless otherwise instructed by Novartis; (x) the Option Period has expired; (y) the Parties mutually agree that, for scientific, medical or other reasons, continuing to conduct the MPAG Activities under the Development Plan for such Product is futile; and (z) that MPAG in good faith believes that continuing such MPAG Activities for such Product (A) poses an unacceptable risk or threat of harm in humans, or (B) violates any Applicable Law, ethical principles, or principles of scientific integrity. If there are additional activities Novartis wishes MPAG to conduct under a Development Plan as MPAG Activities [***], the Parties will discuss any such additional activities through the Governance Committee, and if mutually agreed by the Parties at the Governance Committee, such additional activities will automatically become MPAG Activities hereunder, provided, that Novartis shall reimburse MPAG, on invoice, for all documented external costs on a pass-through basis and internal expenses at the FTE Rate, in each case, that are reasonably incurred by MPAG in the conduct of such additional MPAG Activities that have been requested by Novartis, and the Parties shall update the Development Plan accordingly. MPAG will use Commercially Reasonable Efforts to conduct such agreed activities under such Development Plan (and such plan will be updated accordingly).
4.6    Option Period Novartis Activities. During the Option Period, on a Product-by-Product basis, Novartis shall use Commercially Reasonable Efforts to conduct the Novartis Activities under the Development Plan for such Product in accordance with the timelines specified therein and at Novartis’s sole cost and expense. Without limiting the generality of the foregoing:
(a)    Manufacture and Supply – Novartis shall itself or through an Affiliate, enter into the Contract Manufacturing Agreement which shall govern the commercial supply of MP0420 in the event the Option is not exercised by Novartis and MPAG decides to enter into the Contract Manufacturing Agreement;
(b)    Technical Research and Development (“TRD”) and CMC – Novartis shall provide support, as reasonably requested by MPAG, in connection with ongoing TRD and CMC activities relating to the Products that are contemplated by the Development Plan, including (if required) assisting MPAG with the planning, preparation, and execution of:
(i)    [***]; and
(ii)    [***];
(c)    Clinical and Regulatory Support – Novartis shall (i) negotiate in good faith and execute a clinical collaboration agreement pursuant to Section 4.7; (ii) subject to Successful Completion of the Planned Phase 1 Trial, use its Commercially Reasonable Efforts to conduct the Phase 2 (I.V.) Trial, for which MPAG shall be the Sponsor, (iii) reimburse MPAG, on invoice, all documented external costs on a pass-through basis and internal expenses at the FTE Rate, in each case, that are reasonably incurred by MPAG in connection with the Phase 2 (I.V.) Trial upon [***] invoices raised by MPAG therefor; provided, however, Novartis shall only reimburse MPAG for internal expenses that are incurred by MPAG after the date of the first in human administration of MP0420 in the Phase 2 (I.V.) Trial, and (iv) provide such medical, clinical, regulatory (including to support MPAG’s Regulatory Filings), and operational support as may be reasonably required by MPAG in connection with the activities referred to in the Development Plan;
(d)    Operational Support – Novartis shall provide such operational support as is reasonably agreed by the Parties in the Governance Committee to facilitate the development of the Products in the manner set out in the Development Plan in a timely manner, leveraging Novartis’ experience and expertise in designing and running clinical trials, facilitating the recruitment of patients and moving products from a clinical to a commercial setting; and
(e)    Preparation for exercise of the Option – Novartis shall take such steps as Novartis deems necessary in order to enable it to take over development, manufacture (including commercial manufacture), commercialization and distribution of the Products as soon as practicable following exercise of the Option, including discussing with MPAG a technical transfer plan allowing for the technical transfer from MPAG’s current contract manufacturing organizations to Novartis.
Novartis shall perform such other tasks and duties outlined as Novartis responsibilities in the Development Plan or otherwise agreed in writing between the Parties. For the avoidance of doubt the costs of any action taken by Novartis during the Option Period (except as set forth in Exhibit D and/or the Contract Manufacturing Agreement) shall be borne solely by Novartis and shall not be charged to MPAG. Novartis acknowledges that in conducting the Novartis Activities pursuant to this Section 4.6 it shall (x) incur costs and commit human resources to such Novartis Activities during the Option Period, (y) consider requests for support and assistance from MPAG during the Option Period in good faith, and (z) execute its Novartis Activities with a substantially similar level of care and diligence as it would exercise when carrying out such activities in relation to a drug candidate being developed internally by Novartis and provided that Novartis shall not be required to commit financial or human resources towards the Product that are in excess of such resources as Novartis would use for a product owned by it or to which it has rights, which product is of similar market and economic potential as the product, and at a similar stage in its development or product life as the Products, taking into account efficacy, safety, approved labeling, the competitiveness of alternative products in the marketplace, the patent and other proprietary position of the product, the likelihood of Regulatory Approval given the regulatory structure involved, the profitability, and other relevant factors commonly considered in similar circumstances (including access and coverage factors).
4.7    Clinical Collaboration Agreement and Conduct of Clinical Trials. With respect to any Clinical Trial that Novartis will conduct under this Option Agreement on behalf of MPAG as Sponsor and as agreed in the Development Plan, the Parties shall negotiate and agree on a written clinical collaboration agreement [***] (the “Clinical Collaboration Agreement”), which will include terms and conditions that are customary for the conduct of Clinical Trials on behalf of a Sponsor, including with respect to subcontracting (which would require MPAG’s prior written consent, such consent not to be unreasonably withheld, delayed or conditioned). Novartis shall perform (or shall subcontract the performance of) such Clinical Trials in strict accordance with the terms and conditions contained in this Option Agreement, the Clinical Collaboration Agreement, the applicable protocol and any agreed amendments to the foregoing. Without the prior written consent of MPAG (such consent not to be unreasonably withheld or delayed) and unless agreed upon in writing in advance by the IRB, Novartis shall not deviate from the applicable protocol or MPAG’s other written instructions, except for any deviation that, in the reasonable medical judgment of Novartis, is necessary due to emergent or urgent medical conditions. Novartis shall promptly inform MPAG of any variation of deviation from the protocol or MPAG’s other written instructions for the Phase 2 (I.V.) Trial or any additional Clinical Trials for MP0423. [***]
4.8    Compliance. Each Party covenants that, in performing its obligations under this Option Agreement and in undertaking development work in connection with the Product generally, including the conduct of Clinical Trials: (a) it shall comply with all applicable laws and applicable regulatory standards, including cGMP, cGLP, cGCP and other rules, regulations and requirements; and (b) it will not employ or knowingly use the services of any person that has been debarred under Section 306(a) or 306(b) of the FD&C Act.

4.9    Data Package.
(a)    [***] following completion of the Planned Phase 1 Trial, Phase 2 (I.V.) Trial and, if conducted during the Term, the ACTIV Phase 2b/Phase 3 Trial, MPAG shall deliver the applicable Data Package to Novartis. Novartis shall promptly confirm in writing receipt of such Data Package.
(b)    [***], Novartis shall have the right to request from MPAG such additional information then in the possession of or readily available to MPAG (without the need for MPAG to incur additional material external costs or additional material internal expense) as Novartis may reasonably require in order to make a scientific, legal and business evaluation of the development and marketing potential of the Product. MPAG shall also promptly notify Novartis of, and promptly provide to Novartis, all material new data relating to the Product that comes into MPAG’s possession [***].
4.10    Disclosure of Results.
(a)    MPAG shall provide an update to Novartis on the MPAG Activities at each meeting of the Governance Committee together with a summary of relevant data or other information generated by MPAG from conducting such activities. If reasonably requested by Novartis, MPAG shall promptly provide to Novartis relevant data supporting such Governance Committee update that MPAG has not previously delivered to Novartis under this Option Agreement. MPAG will provide reports and analyses at each Governance Committee meeting detailing the current status of each Product under the applicable Development Plan.
(b)    Novartis shall provide an update to MPAG on the Novartis Activities at each meeting of the Governance Committee together with a summary of relevant data or other information generated by Novartis from conducting such activities. If reasonably requested by MPAG, Novartis shall promptly provide to MPAG relevant data supporting such Governance Committee update that Novartis has not previously delivered to MPAG under this Option Agreement. Novartis will provide reports and analyses at each Governance Committee meeting detailing the current status of each Product under the applicable Development Plan.
(c)    Subject to Article 7, the results, reports, analyses and other information regarding the Products disclosed by one Party to the other Party pursuant hereto may be used only in accordance with the rights granted and other terms and conditions under this Option Agreement. Any reports required under this Section 4.10 may take the form of and be recorded in minutes of the Governance Committee that will contain copies of any slides relating to the results and presented to the Governance Committee.
4.11    Option Period License Grant to Novartis. Subject to the terms and conditions of this Option Agreement, MPAG hereby grants Novartis, a worldwide, non-exclusive,

sublicensable (but only by Novartis to a Novartis Affiliate or a subcontractor permitted under this Section 4.11), royalty-free license under the Products IP and Platform IP solely to conduct the Novartis Activities during the Option Period.
4.12    Option Period License Grant to MPAG. Subject to the terms and conditions of this Option Agreement, Novartis hereby grants MPAG, a worldwide, non-exclusive, royalty-free license under Novartis Background Technology solely to conduct the MPAG Activities during the Option Period.
4.13    CMC/Manufacturing Costs. Notwithstanding any other provision of this Option Agreement or the Definitive Agreements, with respect to the MP0420 CMC/Manufacturing Activities, in no event shall MPAG be responsible for costs and expenses of such MP0420 CMC/Manufacturing Activities in excess of [***] (the “MPAG CMC/Manufacturing Cap”), and Novartis shall cover MP0420 CMC/Manufacturing Activities costs based on the costs of the agreed work packages that are in excess of the MPAG CMC/Manufacturing Cap, up to an amount equal to [***] (the “Novartis CMC/Manufacturing Cap”). Any costs and expenses incurred by either Party in respect of the MP0420 CMC/Manufacturing Activities in excess of the MPAG CMC/Manufacturing Cap and the Novartis CMC/Manufacturing Cap (the “CMC/Manufacturing Excess Costs”) shall be submitted to the Governance Committee for apportionment between the Parties, provided, if the Governance Committee cannot agree on such apportionment, Novartis shall be entitled to offset [***] of the CMC/Manufacturing Excess Costs from any future amounts due or owing from Novartis to MPAG under the Option Agreement or any Definitive Agreement.
4.14    Regulatory Matters.
(a)    During the Term MPAG shall be solely responsible for all communications and interactions with Regulatory Authorities with respect to the Products and the Clinical Trials set forth in a Development Plan.
(b)    To the extent requested by Novartis and not prohibited by Applicable Law, MPAG shall allow Novartis to attend or participate in any meetings or other interactions between MPAG and the FDA or other Regulatory Authorities in relation to the Products or the Clinical Trials set forth in a Development Plan.
(c)    MPAG shall provide Novartis with all correspondence and other communications received from the FDA or other Regulatory Authorities and all other Regulatory Materials with respect to the Product promptly after its receipt thereof (including Regulatory Materials received prior to the date of this Option Agreement which shall be provided following execution of this Option Agreement).
(d)    MPAG shall submit to Novartis a copy of any proposed filings, submissions and correspondence with the FDA or any other Regulatory Authority with respect to the Products for Novartis’ review and comment prior to submission thereof, and MPAG shall consider incorporating such comments in good faith but will retain decision-making rights with respect to all such filings, submissions and correspondence.
(e)    If a Regulatory Authority requires any changes to the MPAG Activities or the Novartis Activities during the Option Period, then the Parties will discuss and implement such changes in good faith through the Governance Committee. If the Governance Committee cannot mutually agree on how to implement such a change to the MPAG Activities or the Novartis Activities, as applicable, then MPAG will have the final decision-making authority regarding whether such change is implemented; provided that such change complies with Applicable Law, and each Party will [***]. If Novartis requests any changes to the MPAG Activities that are not required by a Regulatory Authority and MPAG agrees (through the Governance Committee) to implement such changes, then Novartis will pay MPAG, on invoice, all documented external costs on a pass-through basis and internal expenses at the FTE Rate, in each case, that are reasonably incurred by MPAG to implement such changes and MPAG and Novartis will update the applicable Development Plan with any such revised activities.
5.    COLLABORATION MANAGEMENT AND COSTS
5.1    Governance Committee. The Parties will establish a Governance Committee (“Governance Committee”) with the powers, roles and responsibilities set forth in this Article 5 to provide oversight for the Collaboration during the Option Period. The Governance Committee will consist of an equal number of representatives appointed by MPAG and Novartis (which may include representative(s) from each Party’s Affiliates). The Governance Committee will determine, consistent with the terms of this Option Agreement, the Governance Committee operating procedures at its first meeting, including the Governance Committee’s policies for replacing Governance Committee members, policies for participation by additional representatives or consultants invited to attend Governance Committee meetings including employees of each Party or their respective Affiliates and/or consultants selected by each Party and representing various development functions (e.g. clinical, medical, regulatory, technical operations, statistics, manufacturing, intellectual property) and other functions, on an ad hoc basis, and as required from time to time, and the location of meetings, which will be codified in the written minutes of the first Governance Committee meeting. Each Party will be responsible for the costs and expenses of its own employees or consultants attending Governance Committee meetings. All additional participants at a Governance Committee meeting shall be caused to be bound by appropriate confidentiality obligations.
5.2    Role of the Governance Committee. Without limiting any of the foregoing, subject to Section 5.4, the Governance Committee will perform the following functions, some or all of which may be addressed directly at any given Governance Committee meeting:
(a)    Discuss and approve material amendments to the Development Plans, including approving any additional costs associated with any approved changes to the MPAG Activities or Novartis Activities;

(b)    review the protocols for any Clinical Trial contemplated by a Development Plan;
(c)    discuss any additional activities Novartis wishes MPAG to conduct under a Development Plan as contemplated by Section 4.5;
(d)    review MPAG’s material planned interactions and material submissions to Regulatory Authorities as contemplated by Section 4.12;
(e)    review reports and analyses provided by MPAG detailing the current status of each Product under a Development Plan (including any summary of the data generated by MPAG under such plan) as contemplated by Section 4.10(a);
(f)    review updates provided by Novartis on the Novartis Activities (including a summary of relevant data or other information generated by Novartis from conducting such activities) as contemplated by Section 4.10(b);
(g)    review proposals by Novartis or MPAG for the addition or removal of any country or territory from the list of “Commercial Territories”;
(h)    assist with and participate in the resolution of Option Period disputes that may arise during the Term;
(i)    establish teams, committees and working groups to oversee and manage activities under the Collaboration; and
(j)    such other review and advisory responsibilities as may be assigned to the Governance Committee by the Parties pursuant to this Option Agreement.
5.3    Meeting Logistics. The Governance Committee shall meet no less frequently than [***] and at such other times as the Governance Committee or the Parties may reasonably agree. The first meeting of the Governance Committee shall be held as soon as reasonably practicable, but in no event later than [***] following the Execution Date. Meetings may be held in person, telephonically or by means of videoconference. The Parties shall appoint [***] of its representatives on the Governance Committee to act as chairperson of the Governance Committee, and each Party shall chair the Governance Committee on an alternate basis. The chairperson shall appoint [***] person (who need not be a member of the Governance Committee) to set agendas and manage logistical aspects for meetings and attend the meeting to record the minutes of the meeting in writing. Such minutes shall be circulated to the Parties promptly following the meeting for review, comment and approval. If no comments are received within [***] of the minutes’ receipt by a Party, unless otherwise agreed, they shall be deemed to be approved by such Party.
5.4    Decision Making. Each Party will give due consideration to, and consider in good faith, the recommendations and advice of the other Party’s members of the Governance Committee regarding matters properly before the Governance Committee. The

Governance Committee will endeavor to reach consensus on all decisions to be made by the Governance Committee, however, if the Governance Committee cannot unanimously agree on a matter to be decided by the Governance Committee then [***] will have the final decision-making authority regarding [***], provided that notwithstanding the foregoing:
(a)    [***]; and
(b)    [***]
5.5    Inventions at the Governance Committee. To the extent that any inventions, discoveries, or other intellectual property rights are conceived or reduced to practice pursuant to any activities of the Governance Committee, such intellectual property rights shall be owned solely by MPAG and shall be considered MPAG Patents or MPAG Know-How, as the context admits.
5.6    Alliance Directors. Promptly following the Execution Date, each Party will appoint (and notify the other Party in writing of the identity of) a senior representative having a general understanding of development and manufacturing issues to act as its alliance director under this Option Agreement (each, an “Alliance Director”). The Alliance Directors will serve as the contact point between the Parties for the purpose of having oversight and progressing and facilitating coordination of the various activities between the Parties under this Option Agreement and will be primarily responsible for: (a) facilitating the flow of information and otherwise promoting communication, coordination, and collaboration between the Parties; (b) raising cross-Party or cross-functional issues and disputes to their management in a timely manner including managing disputes; and (c) ensuring the Parties follow necessary steps to prepare for exercising the Option as set forth in Article 2. Each Party may replace its Alliance Director on written notice to the other Party.
6.    DUE DILIGENCE
6.1    During the Term, MPAG shall permit Novartis to conduct additional reasonable due diligence investigations with MPAG and its key contractors related to the Products to supplement the due diligence undertaken by Novartis prior to the Execution Date.
6.2    The key due diligence items shall include:
(a)    discussions with MPAG and its key contractors related to the Product regarding interactions, all correspondence from and to the regulatory authorities relating to the Products (including all FDA correspondence) and all past, current, and planned related Clinical Trials relating to the Product;
(b)    discussions with MPAG with respect to intellectual property matters relating to the Products, including the intellectual property estate relating to the Products;

(c)    further review of all pre-clinical, clinical data and CMC data, in each case, related to the Products, and review of audits with respect to regulatory compliance (e.g., cGMP compliance for clinical supplies);
(d)    performing a pre-qualification assessment, site visit or similar review of any site or facility where development or manufacturing activities for the Products (including drug substance, drug product or any component thereof) have taken place or are expected to take place;
(e)    review of all documentation relating to any pending or threatened proceedings (including settlement agreements), including any (civil or criminal) government or regulatory investigation, and any other litigation, or product liability claims, returns, recalls or similar liabilities, in each case, relating to the Products; and
(f)    any other items reasonably related to the Products.
6.3    Novartis shall be entitled to conduct such additional due diligence investigations on a periodic basis upon reasonable notice to MPAG and in a manner that does not unreasonably interfere with the operations of MPAG. Without limiting the foregoing, MPAG shall promptly notify Novartis of any substantive changes to its patent portfolio with respect to the Product.
6.4    All due diligence items requested by Novartis during the Option Period shall be promptly provided (in writing, if so requested) by MPAG to Novartis; provided, that MPAG shall not have any obligation to provide any items or information that are either not in its possession or are not otherwise reasonably available to it. All information (whether provided in written, oral or other tangible form, or by observation) provided in accordance with this Article 6 is the Confidential Information of MPAG. Novartis may only use such information for the purposes of evaluating the exercise of the Option or, as and to the extent covered by the express license or other rights granted to Novartis hereunder.
7.    INTELLECTUAL PROPERTY
7.1    Option Period Data. As between the Parties, MPAG solely owns and retain all right, title, and interest in and to all Option Period Data. If Novartis exercises the Option during the Option Period, all of MPAG’s right, title and interest in and to the Option Period Data shall be included in the exclusive or non-exclusive license, as applicable, to Novartis under the Definitive Agreements. Novartis (on behalf of itself and its Affiliates) shall assign, and hereby assigns, to MPAG, all of Novartis’s (or such Affiliates’) right, title, and interest in and to the Option Period Data. At MPAG’s reasonable request, Novartis shall execute such documents to effect such assignment of such Option Period Data.
7.2    Background Intellectual Property. Except as expressly set forth herein, as between the Parties, each Party is and shall remain the owner of all intellectual property and

Confidential Information that it owned as of the Execution Date or that it develops or acquires thereafter pursuant to activities independent of this Option Agreement.
7.3    New Manufacturing IP. New Manufacturing IP shall be jointly owned by the Parties, independent of inventorship. Novartis hereby grants MPAG, a worldwide, perpetual, royalty-free, non-exclusive license under its interest in the New Manufacturing IP for any application of the New Manufacturing IP, including a right to sublicense to third parties to make and have made products; provided, for clarity, if MPAG desires to obtain a license to any Novartis Background Technology to practice the New Manufacturing IP to make or have made the Products, then such right shall be subject to a good faith obligation of Novartis to negotiate with MPAG commercial terms on which Novartis would grant a non-exclusive license to Novartis Background Technology for such purpose. MPAG shall have the first right to prosecute, maintain and enforce any patent claims in New Manufacturing IP that primarily relate to the Platform or designed ankyrin repeat protein products. MPAG hereby grants Novartis, a worldwide, perpetual, royalty-free, non-exclusive license under its interest in the New Manufacturing IP for any application of the New Manufacturing IP, including a right to sublicense to third parties to make and have made products; provided, for clarity, if Novartis desires to obtain a license to any MPAG Background IP that do not primarily relate to the Platform or designed ankyrin repeat protein products to practice the New Manufacturing IP, then such right shall be subject to a good faith obligation of MPAG to negotiate with Novartis commercial terms on which MPAG would grant a non-exclusive license to MPAG Background IP for such purpose. Novartis shall have the first right to prosecute, maintain and enforce any patent claims in New Manufacturing IP that do not primarily relate to the Platform or designed ankyrin repeat protein products. Upon the License Effective Date, New Manufacturing IP shall be governed by the Definitive Agreements.
7.4    Inventions. As between the Parties, MPAG solely owns and retains all right, title, and interest in and to any and all Inventions, and any and all Patent Rights and other intellectual property rights with respect thereto. If Novartis exercises the Option during the Option Period, all of MPAG’s right, title and interest in and to such Inventions and all Patent Rights and other intellectual property rights with respect thereto shall be included in the exclusive or non-exclusive license, as applicable, to Novartis under the Definitive Agreements. Novartis (on behalf of itself and its Affiliates) shall assign, and hereby assigns, to MPAG, all of Novartis’s (or such Affiliates’) right, title, and interest in and to the Inventions. At MPAG’s request, Novartis shall execute such documents to effect such assignment of such Inventions. For clarity, MPAG has the sole right to file, prosecute, and maintain Patent Rights claiming any Inventions and to enforce and to defend such Patent Rights.
8.    CONFIDENTIALITY
8.1    Duty of Confidence. Subject to the other provisions of this Article 7, all Confidential Information disclosed by a Party or any of its Affiliates (the “Disclosing Party”) under this Option Agreement will be maintained in confidence and otherwise safeguarded by the recipient Party or any of its Affiliates (“Recipient Party”). Notwithstanding the foregoing, all Option Period Data and Inventions are the Confidential Information of MPAG and the terms of this Option Agreement are the Confidential Information of both Parties. The Recipient Party may only use the Confidential Information of the Disclosing Party for the purposes of this Option Agreement. Subject to the other provisions of this Article 7, each Party shall hold as confidential such Confidential Information of the other Party or its Affiliates in the same manner and with the same protection as such Recipient Party maintains its own confidential information. Subject to the other provisions of this Article 7, a Recipient Party may only disclose Confidential Information of the other Party to employees, agents, contractors, consultants and advisers of such Party and its Affiliates and sublicensees and to Third Parties, in each case, to the extent reasonably necessary for the purposes of, and for those matters undertaken pursuant to, this Option Agreement; provided, that such persons are bound to maintain the confidentiality of the Confidential Information in a manner consistent with the confidentiality provisions of this Option Agreement.
8.2    Exceptions. The obligations under this Article 7 shall not apply to any information to the extent that the Recipient Party can demonstrate by competent evidence that such information:
(a)    is (at the time of disclosure) or becomes (after the time of disclosure) known to the public or part of the public domain through no breach of this Option Agreement by the Recipient Party;
(b)    was known to, or was otherwise in the possession of, the Recipient Party prior to the time of disclosure by the Disclosing Party;
(c)    is disclosed to the Recipient Party on a non-confidential basis by a Third Party who is entitled to disclose it without breaching any confidentiality obligation to the Disclosing Party; or
(d)    is independently developed by or on behalf of the Recipient Party, as evidenced by its written records, without reference to the Confidential Information disclosed by the Disclosing Party under this Option Agreement.
Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the Recipient Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the Recipient Party. Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the Recipient Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the Recipient Party unless the combination and its principles are in the public domain or in the possession of the Recipient Party.

8.3    Authorized Disclosures. Each Recipient Party may disclose Confidential Information of the Disclosing Party as expressly permitted by this Option Agreement, or if and to the extent such disclosure is necessary in the following instances:
(a)    filing or prosecuting Patent Rights as permitted by this Option Agreement;
(b)    complying with applicable court orders or Applicable Laws, a bona fide legal process, the listing rules of any exchange on which such Party’s securities are traded;
(c)    in Regulatory Filings that the Recipient Party has the right to file, or holds, as expressly set forth in this Option Agreement;
(d)    disclosure to the Recipient Party’s Affiliates, licensees and sublicensees, potential licensees and sublicensees, who, in each case, need to know such information in order for the Recipient Party to exercise its rights or fulfill its obligations under this Option Agreement, provided, that such persons are bound to maintain the confidentiality of the Confidential Information in a manner consistent with the confidentiality provisions of this Option Agreement; and
(e)    disclosure to Third Parties in connection with due diligence or similar investigations by such Third Parties, and disclosure to potential Third-Party investors in confidential financing documents, provided, in each case, that any such Third Party agrees to be bound by reasonable obligations of confidentiality and non-use.
Notwithstanding the foregoing, in the event the Recipient Party is required to disclose Confidential Information of the Disclosing Party in connection with Section 8.3(b), the Recipient Party shall (a) inform the Disclosing Party as soon as reasonably practicable of the required disclosure; (b) limit the disclosure to the required purpose; and (c) at the Disclosing Party’s request and expense, assist in an attempt to object to or limit the required disclosure.
8.4    Return or Destruction of Confidential Information. In the event that Novartis does not exercise the Option before the end of the Option Period, each Party and its Affiliates shall immediately return to the other Party or destroy any Confidential Information disclosed by the other Party or any of its Affiliates, except for [***] copy which may be retained in its confidential files for archive purposes.
9.    TERM AND TERMINATION
9.1    Term. The term of this Option Agreement will commence upon the Execution Date and: (a) in the event that Novartis delivers an Exercise Notice to MPAG before the end of the Option Period, will continue in effect until execution of the Definitive Agreements in accordance with the timeframes and requirements of Section 2.5; and (b) in the event that Novartis does not deliver an Exercise Notice to MPAG before the end of the Option

Period, will expire [***] of the Option Period (the “Term”), provided, notwithstanding the foregoing, the Term shall in any event expire and terminate on the date that is nine (9) months after the Execution Date (the “Initial Stop Date”); provided, further that (i) Novartis, in its sole discretion, shall have the right to elect to extend the Term for one additional six (6) month period (the “Extended Stop Date”), upon at least [***] prior written notice to MPAG before the end of the Initial Stop Date and (ii) the Parties may mutually agree in writing to extend the Term for [***] beyond the Extended Stop Date. In the event of expiration of this Option Agreement, subject to Section 9.6, all rights and licenses granted by a Party to the other Party hereunder shall immediately terminate.
9.2    Termination by Novartis on or after the Agreement Deadline. Novartis may terminate this Option Agreement on or within [***] after the Agreement Deadline immediately upon written notice to MPAG in the event the form of the Definitive Agreements have not been agreed by the Parties on or before the date of such notice where the reason for such failure to agree the Definitive Agreements is a breach by MPAG of its obligations to negotiate in good faith pursuant to Section 2.4(a) or as a result of MPAG seeking to materially amend any of the terms provided in the License Term Sheet.
9.3    Termination by Novartis upon a MPAG Change of Control. Novartis may terminate this Option Agreement upon a Change of Control of MPAG by written notice delivered to MPAG within [***] following the consummation of such Change of Control.
9.4    Termination by Novartis for a Clinical Trial Failure. Novartis may terminate this Option Agreement [***] upon written notice to MPAG in the event any Clinical Trial is terminated or otherwise stopped prior to, or without achievement of, Successful Completion of such Clinical Trial.
9.5    Effects of Termination. In the event of termination of this Option Agreement, subject to Section 9.6:
(a)    all rights and licenses granted by a Party to the other Party hereunder shall immediately terminate and MPAG shall be free to develop, manufacture, and commercialize the Products and grant Third Parties rights to the same;
(b)    subject to Section 9.5(d), Novartis shall, at MPAG’s request, either promptly wind-down any ongoing development activities (including Clinical Trials) with respect to the Products in an orderly fashion or promptly transition such activities to MPAG or its designee, in each case, at Novartis’s sole cost and expense and with due regard for patient safety and in compliance with all Applicable Laws and international guidelines;
(c)    Novartis shall, at MPAG’s request, assign to Novartis or its designee those clinical trial agreements with respect to the Products identified by MPAG in its request (or to the extent not so assignable, take all reasonable actions to make available to MPAG or its designee the benefits of such agreements);

(d)    if the Phase 2 (I.V.) Trial is ongoing at the time of such termination, then, unless terminated pursuant to Section 9.4 following instruction from a Regulatory Authority or applicable IRB, Novartis shall, at MPAG’s request, either complete such Phase 2 (I.V.) Trial or promptly transition such Phase 2 (I.V.) Trial to MPAG or its designee, in each case at Novartis’s sole cost and expense and with due regard for patient safety and in compliance with all Applicable Laws and international guidelines; and
(e)    as requested by MPAG and unless otherwise provided by the Contract Manufacturing Agreement, Novartis shall reasonably cooperate with MPAG to transition and transfer to MPAG all materials, data, information, Third Party agreements, inventory and other items (including with respect to formulation development and manufacturing) that are necessary or reasonably useful for MPAG to continue the development, manufacture, and commercialization of Products.
9.6    Survival. Expiration or termination of this Option Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. The provisions of Article 7 (Confidentiality) shall survive the expiration or termination of this Option Agreement for a period of [***]. Article 1 (to the extent the definitions are used in other surviving provisions), Section 3.3, Section 3.4, Article 7, Article 8, Section 9.5, this Section 9.6, Section 10.5, Section 10.6, Section 10.7 and Article 13 of this Option Agreement shall survive the termination or expiration of this Option Agreement for any reason.
10.    REPRESENTATIONS AND WARRANTIES; COVENANTS
10.1    Representations and Warranties by Each Party. Each Party represents and warrants to the other Party, as of the Execution Date, and, in addition, MPAG represents and warrants to Novartis, as of the date of the exercise notice in accordance of Exhibit 3.2(a) and the date of the transfer of the Equity Investment Shares, that:
(a)    it is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation;
(b)    it has full corporate power and authority to execute, deliver, and perform this Option Agreement, and has taken all corporate action required by law and its organizational documents to authorize the execution and delivery of this Option Agreement and the consummation of the transactions contemplated by this Option Agreement;
(c)    this Option Agreement constitutes a valid and binding agreement enforceable against it in accordance with its terms;

(d)    all consents, approvals and authorizations from all governmental authorities or other Third Parties required to be obtained by such Party in connection with this Option Agreement have been obtained; and
(e)    the execution and delivery of this Option Agreement and all other instruments and documents required to be executed pursuant to this Option Agreement, and the consummation of the transactions contemplated hereby, do not and shall not: (i) conflict with or result in a breach of any provision of its organizational documents; (ii) result in a breach of any other agreement to which it is a party; or (iii) violate any law.
10.2    Representations and Warranties by MPAG. Except as set forth on Exhibit 10.2 hereto, MPAG represents and warrants to Novartis, as of the Execution Date, and in case of Sections 10.2(h( — 10.2(o(, as of the date of the exercise notice in accordance of Exhibit 3.2(a) and the date of the transfer of the Equity Investment Shares, to Novartis, that:
(a)    MPAG has the right to grant to Novartis the rights that MPAG purports to grant Novartis hereunder, including the right to grant (i) exclusive licenses to the Products under the MPAG Products Patents and MPAG Products Know-How and (ii) non-exclusive licenses to the Products under the MPAG Platform Patents and MPAG Platform Know-How;
(b)    MPAG has not granted to any Third Party any rights to the Products;
(c)    MPAG has not granted any Third Party rights that would interfere or be materially inconsistent with Novartis’ rights hereunder, and there are no agreements or other arrangements to which MPAG or any of its Affiliates is a party relating to the Product, MPAG Patents, or MPAG Know-How that would limit the rights granted to Novartis under this Option Agreement or that materially restrict or will result in a restriction on Novartis’ ability to research, develop, make, have made, use, import, offer for sale, sell, have sold and otherwise commercialize the Products;
(d)    no claims, challenges, oppositions, nullity actions, interferences, inter-partes reexaminations, inter-partes reviews, post-grant reviews, derivation proceedings or other proceedings are pending or, to MPAG’s knowledge, have been threatened as to the issued patents in the MPAG Patents, and, to MPAG’s knowledge, the issued patents in the MPAG Patents are valid and enforceable;
(e)    neither MPAG nor any of its Affiliates has received any written Claim alleging that any of the Products IP or Platform IP is invalid or unenforceable;
(f)    (i) neither MPAG nor any employee, to the knowledge of MPAG, agent or subcontractor of MPAG involved or to be involved in the development of the Product has been debarred under Section 306(a) or 306(b) of the FDCA; (ii) no person who is known by MPAG to have been debarred under Section 306(a) or

306(b) of the FDCA will be employed by MPAG in the performance of any activities hereunder; and (iii) to the knowledge of MPAG, no person on any of the FDA clinical investigator enforcement lists (including the (1) Disqualified/Totally Restricted List, (2) Restricted List and (3) Adequate Assurances List) will participate in the performance of any activities hereunder;
(g)    MPAG has disclosed to Novartis all facts known to MPAG or any of its Affiliates that (i) relate to the Products; and (ii) would be reasonably likely to materially and adversely affect Novartis in connection with this Option Agreement, the Definitive Agreements, or the transactions contemplated hereby and thereby;
(h)    The board of directors of MPAG reserved a number of shares under the conditional share capital pursuant to art. 3c of the articles of incorporation of MPAG sufficient to deliver the Equity Investment Shares;
(i)    The issuance and sale of the Equity Investment Shares have been duly authorized and, when delivered and paid for in the manner contemplated by this Option Agreement, the Equity Investment Shares will have been duly and validly issued and fully paid and will be listed on SIX Swiss Exchange Ltd. The Equity Investment Shares will be free and clear of all liens, pledges, security interests, charges or other encumbrances, and no person has any pre-emptive right, right of first refusal or other third party right of any nature (whether in rem or in personam), or security interest of any kind or any agreement to create any of the foregoing, and the Equity Investment Shares rank pari passu in all respects with all other outstanding shares of MPAG;
(j)    The auditors of MPAG reviewed the form of the exercise notice set forth on Exhibit 3.2(a) and confirmed that they will issue a report of the auditors (Prüfungsbestätigung) in connection with the registration of the Equity Investment Shares with the commercial register of the Canton of Zurich;
(k)    It has duly obtained all approvals by the relevant stock exchange authorities or bodies, including the formal listing of conditional capital, and such approvals are in full force and effect;
(l)    Neither MPAG nor any of its subsidiaries is the subject of any insolvency or bankruptcy proceedings or is unable to pay its debts when due within the meaning of Art. 725 para. 2 CO or an equivalent provision under applicable foreign law or is otherwise insolvent; no order has been made, petition presented or resolution passed for the winding-up of MPAG or any of its subsidiaries and no meeting has been convened for the purpose of winding up MPAG or any of its subsidiaries; neither MPAG nor any of its subsidiaries has been a party to any transaction which could be voided in a winding-up; no steps have been taken for the appointment of an administrator or receiver (including an administrative receiver) of all or any part of the assets of MPAG or any of its subsidiaries; neither MPAG nor any of its subsidiaries has commenced negotiations with its creditors or any class of its creditors with a view to rescheduling any of its indebtedness or has made or proposed any arrangement or composition with its creditors or any class of its creditors by reason of actual or anticipated financial difficulties;
(m)    MPAG has made public all information required to be made public by applicable law and regulation and other than this transaction MPAG does not suspend the publication (kein Bekanntgabeaufschub) of ad hoc relevant information; the information released publicly in Switzerland by MPAG (together, the “MPAG Information”), does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; MPAG is not aware of any material information that has not been disclosed in the MPAG Information which would be necessary to enable Novartis to make an informed assessment of the assets and liabilities, financial position, profits and losses and prospects of MPAG and its subsidiaries; and the financial statements included in MPAG Information present fairly, as such term is qualified by the applicable accounting standards, the financial position of MPAG and its consolidated subsidiaries as of the dates shown and the results of operations for the periods shown, and such financial statements have been prepared in conformity with International Financial Reporting Standards (IFRS) applied on a consistent basis. Notwithstanding anything to the contrary set out herein, Novartis is aware that MPAG is constantly evaluating financing options, which could, if implemented, lead to a dilution in relative size and value of Novartis' shareholdings in MPAG;
(n)    Neither MPAG nor its Affiliates nor any of its subsidiaries, directors or officers or, to the knowledge of MPAG, any employees, or other persons associated with, or acting on behalf of MPAG or any of its subsidiaries has (together for the purpose of this subsection the “Company”) (i) has used any corporate funds for any unlawful contribution, gift, entertainment of unlawful expense relating to political activity, (ii) has made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (iii) has violated any provision of any law or regulation of any jurisdiction in which it conducts business relating to corruption or bribery of officials or other persons, (iv) has violated or breached (x) the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, (y) the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, or (z) any applicable European Union, national or local law regulating payments to government officials or employees, such as UK Bribery Act 2010, the rules and regulations thereunder or enforced by any governmental agency or any such jurisdiction, in each case above to the extent applicable to such person, (v) has paid any bribe, rebate, pay-off, influence payment or kick-back that, in each case, would be unlawful under any laws that are applicable to the Company and/or its subsidiaries, as the case may be, (vi) has undertaken any business with the government of, or any person, entity or other party located, domiciled, resident or incorporated in Cuba, Iran, North Korea, Sudan, Syria and the region of Crimea and/or any other country or region that is subject to economic and/or trade sanctions (“Restricted Countries”) or with anyone owned or controlled by such parties; or who (vii) is (a) the government of a Restricted Country, (b) located, domiciled, resident or incorporated in a Restricted Country, (c) is the target of any sanctions or is named on any sanctions list administered by the Swiss State Secretariat for Economic Affairs (“SECO”) or the Swiss Directorate of International Law (“DIL”), the United States Department of Treasury’s Office of Foreign Assets Control (“OFAC”), the United Nations (“UN”), the European Union, Her Majesty’s Treasury of the United Kingdom (“HMT”), the Monetary Authority of Singapore (“MAS”), the Hong Kong Monetary Authority (“HKMA”) and/or any other relevant sanctions authority (“Sanctions”), or (d) owned or controlled by persons, entities or other parties referred to in (a) to (c) (collectively “Restricted Parties”). The Company and its subsidiaries maintain, and will continue to maintain and enforce, policies and procedures to ensure compliance with Sanctions to the extent that they are applicable to the Company and its subsidiaries. To the best of the Company’s knowledge and belief, no actions or investigations by any governmental or regulatory agency are threatened against the Company or any of its subsidiaries, or any of their directors, officers, employees or anyone acting on their behalf in relation to a breach of the Sanctions. The Company will not use any proceeds it receives under this or in connection with this Option Agreement (i) to fund business activities that relate to Restricted Countries or that are subject to sanctions, restrictions, or embargos administered by any of the aforementioned sanctions bodies, including business activities involving or providing benefits to Restricted Parties or (ii) for any purpose that would breach any Sanctions; and
(o)    The operations of MPAG and its subsidiaries are and have been conducted in compliance with applicable financial recordkeeping and reporting requirements of the applicable money laundering statutes of all jurisdictions where MPAG, or any of its subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental or regulatory agency (collectively, the “Anti-Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental or regulatory agency, authority or body or any arbitrator involving MPAG or any of its subsidiaries including with respect to any of their officers, directors or employees with respect to the Anti-Money Laundering Laws is pending or, to the best knowledge of MPAG, threatened. MPAG and its subsidiaries currently maintain and enforce policies and procedures designed to promote and achieve compliance with the Anti-Money Laundering Laws where required. MPAG and its subsidiaries shall not directly or indirectly use the Exercise Amount for any purpose that would breach Anti-Money Laundering Laws.

10.3    Covenants of MPAG. MPAG covenants and agrees that:
(a)    during the Term, MPAG will not (i) grant any interest in the MPAG Patents or MPAG Know-How which is inconsistent with the terms and conditions of this Option Agreement, (ii) other than in connection with a Change of Control, assign its right, title or interest in or to the MPAG Platform Patents or MPAG Platform Know-How to any Third Party in a manner which is inconsistent with the terms and conditions of this Option Agreement, or (iii) other than in connection with a Change of Control, assign its right, title or interest in or to the MPAG Products Patents or MPAG Products Know-How to any Third Party and will use all reasonable precautions to preserve the confidentiality of the MPAG Products Know-How;
(b)    if, at any time during the Term it becomes aware that it, any of its Affiliates, or any employee, agent or subcontractor of MPAG who participated, or is participating, in the performance of any activities hereunder or who is otherwise engaged in any activities in connection with the Product is on, or is being added to the FDA Debarment List or any of the three (3) FDA Clinical Investigator Restriction Lists referenced in Section 10.2(f), it will provide written notice of this to Novartis within [***] of its becoming aware of this fact;
(c)    during the Term, it shall maintain insurance with respect to its activities and obligations under this Option Agreement in such amounts as are commercially reasonable in the industry for companies conducting similar business and shall require any of its Affiliates undertaking activities under this Option Agreement to do the same;
(d)    during the Term, MPAG shall not, without the prior written consent of Novartis, enter into any funding agreement, reservation agreement with any entity (including any government, public health authority or other similar entity) in relation to the Products or any other contractual obligation that relates to the purchase or acquisition by any Third Party of the Products;
(e)    upon delivery of the Equity Investment Shares to Novartis, it will register Novartis as shareholder with voting rights with respect of the Equity Investment Shares in its register of shareholders;
(f)    it will notify Novartis of any material change affecting any of MPAG’s representations and warranties of this Option Agreement which occur at any time prior to the settlement of the Equity Investment Shares;
(g)    it will register the Equity Investment Shares with the commercial register of the Canton of Zurich by the [***]; and
(h)    it will notify Novartis in advance regarding the timing of the registration of the MPAG’s shares created from conditional share capital with the commercial register of the Canton of Zurich in order to enable Novartis to comply with the disclosure obligations for major shareholdings according to art. 120 et seqq. of the FMIA.
10.4    Covenants of Novartis. Novartis covenants and agrees that:
(a)    if, at any time during the Term it becomes aware that it or any employee, agent or subcontractor of Novartis who participated, or is participating, in the performance of any activities hereunder or who is otherwise engaged in any activities in connection with the Product is on, or is being added to the FDA Debarment List or any of the three (3) FDA Clinical Investigator Restriction Lists referenced in Section 10.2(f), it will provide written notice of this to Novartis within [***] of its becoming aware of this fact; and
(b)    during the Term, it shall maintain insurance with respect to its activities and obligations under this Option Agreement in such amounts as are commercially reasonable in the industry for companies conducting similar business and shall require any of its Affiliates undertaking activities under this Option Agreement to do the same.
10.5    No Other Warranties. EXCEPT AS EXPRESSLY STATED IN THIS ARTICLE 10: (A) NO REPRESENTATION, CONDITION OR WARRANTY WHATSOEVER IS MADE OR GIVEN BY OR ON BEHALF OF NOVARTIS OR MPAG; (B) ALL OTHER CONDITIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED, INCLUDING ANY CONDITIONS AND WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT; (C) NOVARTIS EXPRESSLY DISCLAIMS ANY REPRESENATION AND MAKES NO WARRANTY THAT ANY OF THE NOVARTIS ACTIVITIES WILL RESULT IN, OR CONTRIBUTE TO, THE SUCCESSFUL COMPLETION OF A CLINICAL TRAL OR REGULATORY APPROVAL OF A PRODUCT; AND (D) MPAG EXPRESSLY DISCLAIMS ANY REPRESENATION AND MAKES NO WARRANTY THAT ANY OF THE MPAG ACTIVITIES WILL RESULT IN, OR CONTRIBUTE TO, THE SUCCESSFUL COMPLETION OF A CLINICAL TRAL OR REGULATORY APPROVAL OF A PRODUCT.
10.6    Special, Indirect and Other Losses. EXCEPT FOR AMOUNTS REQUIRED TO BE PAID AS PART OF A CLAIM MADE BY A THIRD PARTY FOR WHICH A PARTY PROVIDES INDEMNIFICATION UNDER ARTICLE 11, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING LOSS OF PROFITS OR BUSINESS INTERRUPTION THAT ARE SPECULATIVE OR NOT REASONABLY FORESEEABLE AS A PROXIMATE RESULT OF THE BREACH BY A PARTY OF ANY OF ITS REPRESENTATIONS, WARRANTIES, COVENANTS OR AGREEMENTS UNDER THIS OPTION AGREEMENT, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY,

WHETHER IN CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY OR OTHERWISE IN CONNECTION WITH OR ARISING IN ANY WAY OUT OF THE TERMS OF THIS OPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.
10.7    Limitation on Liability.
(a)    NOTWITHSTANDING ANY OTHER PROVISION OF THIS OPTION AGREEMENT, EXCEPT TO THE EXTENT CAUSED BY NOVARTIS’ GROSS NEGLIGENCE, FRAUD OR WILLFUL MISCONDUCT, AND TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, THE MAXIMUM LIABILITY OF NOVARTIS TO MPAG FOR LOSSES UNDER THIS OPTION AGREEMENT SHALL IN NO EVENT EXCEED AN AGGREGATE AMOUNT OF [***]; PROVIDED, HOWEVER, IN THE EVENT THAT NOVARTIS IS LIABLE TO MPAG FOR ANY LOSSES ASSOCIATED WITH CLAIMS UNDER NOVARTIS’ INDEMNIFICATION OBLIGATIONS UNDER SECTIONS 11.111.2(b) AND 11.2(c), NOVARTIS SHALL BE LIABLE TO MPAG FOR UP TO AN ADDITIONAL [***] FOR A MAXIMUM AGGREGATE AMOUNT OF AGGREGATE AMOUNT OF [***].
(b)    NOTWITHSTANDING ANY OTHER PROVISION OF THIS OPTION AGREEMENT, EXCEPT TO THE EXTENT CAUSED BY MPAG’s GROSS NEGLIGENCE, FRAUD OR WILLFUL MISCONDUCT, AND TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, THE MAXIMUM LIABILITY OF MPAG TO NOVARTIS FOR LOSSES UNDER THIS OPTION AGREEMENT SHALL IN NO EVENT EXCEED AN AGGREGATE AMOUNT OF [***].
(c)    FOR CLARITY, THE LIMITATIONS OF LIABILITY SET FORTH IN THIS SECTION 10.7 APPLY ONLY TO THIS OPTION AGREEMENT AND DO NOT APPLY TO ANY CONTRACT MANUFACTURING OR SUPPLY AGREEMENTS ENTERED INTO BETWEEN THE PARTIES OR THEIR AFFILIATES.
11.    INDEMNIFICATION
11.1    Indemnification by MPAG. MPAG shall indemnify and hold Novartis, its Affiliates, and their respective officers, directors, and employees (the “Novartis Indemnitees”) harmless from any and all liabilities, damages, losses, costs, or expenses of any nature (including reasonable attorneys’ fees and litigation expenses) (“Losses”) incurred by or imposed upon the Novartis Indemnitees or any of them in connection with any action, cause of action, claim, demand, proceeding, suit, or judgment brought by a Third Party (“Claim”), in each case, to the extent arising or resulting from: (a) the conduct of the MPAG Activities; (b) the gross negligence or willful misconduct of MPAG or any MPAG Indemnitee; or (c) the material breach of any provision of this Option Agreement by MPAG; provided, that MPAG shall not be obliged to so indemnify and hold harmless the Novartis Indemnitees for any Claims to the extent that such Claims arise from the breach, negligence, or willful misconduct of Novartis or any Novartis Indemnitee.
11.2    Indemnification by Novartis. Novartis shall indemnify and hold MPAG, its Affiliates, their respective officers, directors, and employees (the “MPAG Indemnitees”) harmless from any and all Losses incurred by or imposed upon the MPAG Indemnitees or any of them in connection with any Claim, in each case, to the extent arising or resulting from: (a) the conduct of the Novartis Activities; (b) the gross negligence or willful misconduct of Novartis or any Novartis Indemnitee; or (c) the material breach of any provision of this Agreement by Novartis; provided, that Novartis shall not be obliged to so indemnify and hold harmless the MPAG Indemnitees for any Claims to the extent that such Claims arise from the breach, negligence, or willful misconduct of MPAG or any MPAG Indemnitee.
11.3    Indemnification Procedure.
(a)    If any of the Novartis Indemnitees or MPAG Indemnitees (the “Indemnified Parties”) receives written notice of the commencement of any Claim, and such Indemnified Party intends to seek indemnification pursuant to this Article 11, the Indemnified Party shall promptly provide Novartis (if such Indemnified Party is a Novartis Indemnitee) or MPAG (if such Indemnified Party is a MPAG Indemnitee) written notice of such Claim, and such Party shall provide the other Party (the “Indemnifying Party”) with written notice of such Claim within [***] of its receipt of notice from the Indemnified Party, stating the nature, basis and the amount thereof, to the extent known, along with copies of the relevant documents evidencing such Claim and the basis for indemnification sought. Failure of the Indemnified Party to give such notice within the time frame specified will not relieve the Indemnifying Party from its indemnification obligations hereunder, except to the extent that the Indemnifying Party is actually prejudiced thereby.
(b)    The Indemnifying Party will have [***] from receipt of any such notice of a Claim to give notice to assume the defense, appeal or settlement proceedings thereof; provided that the Indemnifying Party shall only be permitted to assume the defense of a Claim if it admits that it is liable to indemnify the Indemnified Party in respect of the Claim. If notice to the effect set forth in the immediately preceding sentence is given by the Indemnifying Party, the Indemnifying Party will have the right to assume the defense, appeal or settlement proceedings of the Indemnified Party against the Claim with counsel of its choice; provided, that the Indemnifying Party may not assume the defense, appeal or settlement of a Claim: (i) involving any criminal proceeding, action, indictment, allegation or investigation; (ii) in which relief other than monetary damages is sought; or (iii) if the Claim relates to taxes. In addition, the Indemnifying Party may not maintain the defense of a Claim if it has failed to defend such Claim in good faith. So long as the Indemnifying Party has assumed the defense, appeal or settlement proceedings of the Claim in accordance herewith, [(x) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense, appeal or settlement proceedings of the Claim, and (y) the Indemnifying Party shall not admit to any wrongdoing by the Indemnified Party].
(c)    The Indemnifying Party shall have the right to settle any Claim for which: (i) the Indemnifying Party is responsible for [***] of the applicable Losses under this Article 11; and (ii) the Indemnifying Party obtains a full release of the Indemnified Party with respect to such Claim or to which settlement the Indemnified Party consents in writing (such consent not to be unreasonably withheld, conditioned or delayed). As to any Claim with respect to which the Indemnifying Party does not assume control of the defense, the Indemnified Party will afford the Indemnifying Party an opportunity to participate in such defense, at its cost and expense, and will consult with the Indemnifying Party prior to settling or otherwise disposing of any of the same. The Indemnified Party and the Indemnifying Party will act in good faith in responding to, defending against, settling or otherwise dealing with Claims. The Indemnified Party and the Indemnifying Party will also cooperate in any such defense, appeal or settlement proceedings, and give each other reasonable access to all information relevant thereto. Whether or not the Indemnifying Party has assumed the defense, appeal or settlement proceedings with respect to a Claim, such Indemnifying Party will not be obligated to indemnify the Indemnified Party for (1) any settlement entered into or any judgment that was consented to without the Indemnifying Party’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) or (2) any Losses not indemnifiable pursuant to this Article 11.
12.    PUBLICATIONS AND PUBLICITY
12.1    Publications. Without limiting Article 7, in the event that MPAG proposes to make any publication or presentation regarding a Product or any Products IP, MPAG shall provide Novartis with an advance copy of each proposed publication or manuscript at least [***] prior to its proposed date of publication. Novartis shall have [***] for press releases and presentations to review and provide any comments on the proposed publication or presentation and MPAG shall consider such comments in good faith.
12.2    Publicity.
(a)    Neither Party shall use the name, symbol, trademark, trade name or logo of the other Party or any of its Affiliates in any press release, publication or other form of public disclosure without the prior written consent of the other Party (such consent not to be unreasonably withheld or delayed), except for those disclosures for which consent has already been obtained.
(b)    Each Party agrees not to issue any press release or other public statement, whether oral or written, disclosing the existence of this Option Agreement, the terms hereof or any information relating to this Option Agreement without the prior written consent of the other Party; provided that each of MPAG and Novartis shall be permitted to issue a press release in the form attached hereto as Exhibit 12.2. Neither Party shall be required to seek the permission of the other Party to repeat any information regarding the terms of this Option Agreement that has already been publicly disclosed by such Party or by the other Party in accordance with this Section 12.2; provided that such information remains accurate as of such time and provided the frequency and form of such disclosure are reasonable and commercially justifiable.
(c)    Notwithstanding the foregoing in this Section 12.2, each Party may make any disclosures required of it to comply with any duty of disclosure it may have pursuant to Applicable Law or governmental regulation or pursuant to the rules of any recognized stock exchange. In the event of a disclosure required by Applicable Law, governmental regulation or the rules of any recognized stock exchange, the Parties shall coordinate with each other with respect to the timing, form, and content of such required disclosure. If so requested by the other Party, the Party subject to such obligation shall use commercially reasonable efforts to obtain an order protecting to the maximum extent possible the confidentiality of such provisions of this Option Agreement as reasonably requested by the other Party. If the Parties are unable to agree on the form or content of any required disclosure, such disclosure shall be limited to the minimum required as determined by the disclosing Party in consultation with its legal counsel. Without limiting the foregoing, each Party shall consult with the other Party and reasonably cooperate with the other Party on the provisions of this Option Agreement, together with Exhibits or other attachments attached hereto, to be redacted in any filings made by MPAG or Novartis with the Securities and Exchange Commission (or other regulatory body) or as otherwise required by law.
13.    GENERAL PROVISIONS
13.1    Assignment. Neither Party may assign or transfer this Option Agreement or its rights and obligations under this Option Agreement without the other Party’s prior written consent, except that: (a) either Party may assign or transfer this Option Agreement or its rights and obligations under this Option Agreement or any part hereof to [***] of its Affiliates without the consent of the other Party; and (b) either Party may assign or transfer this Option Agreement in its entirety to a successor to all or substantially all of its business or assets to which this Option Agreement relates, whether by merger, sale of stock, sale of assets, or otherwise without the consent of the other Party. The assigning Party shall provide the other Party with prompt written notice of any such assignment. Any permitted assignee shall assume all obligations of its assignor under this Option Agreement (or related to the assigned portion in case of a partial assignment to an Affiliate), and no permitted assignment shall relieve the assignor of liability hereunder. Any attempted assignment in contravention of the foregoing shall be void. Subject to the terms of this Option Agreement, this Option Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

13.2    Change of Control Event Involving MPAG. In the event MPAG is subject to a Change of Control, it will provide written notice to Novartis within [***] following the closing of such Change of Control, and such notice will identify the Third Party acquiring company (the “Acquirer”) and the contact information of the person at the Acquirer with whom Novartis will work to schedule meetings between the Acquirer and Novartis. Promptly following the closing of such Change of Control, MPAG or the Acquirer will meet or hold a teleconference with Novartis at a mutually agreed date, time and place to discuss any possible impacts of the Change of Control for this Option Agreement, and, if Novartis has elected to terminate this Option Agreement pursuant to Section 9.2, the orderly transition of such activities to MPAG, the Acquirer or an Affiliate or designee. Notwithstanding anything to the contrary herein, in the event of a Change of Control of MPAG, the intellectual property rights of the Acquirer (and its Affiliates existing prior to the Change of Control or thereafter other than MPAG), whether controlled prior to the Change of Control or developed independently of this Agreement, will not be included in the Products IP or the Platform IP licensed by MPAG to Novartis hereunder.
13.3    Extension to Affiliates. Each Party shall have the right to extend the rights, licenses, immunities, and obligations granted in this Option Agreement to one or more of its Affiliates. All applicable terms and provisions of this Option Agreement shall apply to any such Affiliate to which this Option Agreement has been extended to the same extent as such terms and provisions apply to such Party, and such Party shall remain fully liable for any acts or omissions of such Affiliates in breach thereof.
13.4    Indirect Tax.
(a)    Each amount stated as payable by Novartis under or pursuant to this Option Agreement is exclusive of value added tax (“VAT”) (if any). If any VAT is payable or chargeable on or in respect of the sale of the grant of the Option or any supply by MPAG or its Affiliates under this Option Agreement, Novartis shall pay to MPAG the amount of that VAT in addition to the relevant consideration. Such payment will only be made by Novartis if MPAG provides Novartis prior to the payment with a valid VAT invoice in the appropriate form and based on local indirect tax law.
(b)    Novartis and MPAG agree that, so far as possible, the grant of the option pursuant to this Option Agreement shall be treated with the notification procedure according to Art. 38 of the Swiss VAT law and the Parties shall take reasonable steps to achieve such VAT treatment.
(c)    The Parties will initiate and pursue in respect of the grant of the option the mandatory or voluntary notification procedure (“Meldeverfahren”) as foreseen in article 38 Swiss VAT law. As of the Execution Date, MPAG is registered in the UID register under the number CHE-112.115.136 MWST and Novartis under the number CHE 116.268.023 MWST. The Parties shall cooperate with each other and, within the applicable legal deadlines, notify the Swiss Federal Tax Administration of the business transaction, and undertake in a timely manner all steps required by Swiss law in connection with such notification procedure (including the timely filing of the signed form 764). MPAG shall provide all information and documentation to Novartis which is necessary to evidence the previous input VAT deductions and use of goods or services received within [***] after the Execution Date. By application of the notification procedure, no specific indication of any VAT being due (e.g. “incl. VAT”, etc.) shall be made, except for the notion that the notification procedure applies.
(d)    Should, however, VAT be chargeable on the granting of the option or any part thereof in Switzerland or abroad, it shall be fully payable by Novartis. Reference is made to the first paragraph of this indirect tax clause.
(e)    Each Party shall bear all taxes for which it is liable under applicable law (other than VAT or equivalent tax as set forth in the preceding paragraph) incurred in connection with the Transfer or any part thereof.
13.5    Severability. Should one (1) or more of the provisions of this Option Agreement become invalid or unenforceable as a matter of law, then this Option Agreement shall be construed as if such provision were not contained herein and the remainder of this Option Agreement shall be in full force and effect, and the Parties will use their commercially reasonable efforts to substitute for the invalid or unenforceable provision a valid and enforceable provision which conforms as nearly as possible with the original intent of the Parties.
13.6    Dispute Resolution. In the event of any disputes, controversies or differences between the Parties (except for disputes arising from the Governance Committee, which will be handled pursuant to Section 5.4), arising out of, in relation to, or in connection with this Option Agreement, including any alleged failure to perform, or breach, of this Option Agreement, or any issue relating to the validity, construction, interpretation, enforceability, breach, performance, application, or termination of this Option Agreement a (“Dispute”), then upon the written request of either Party, the Parties agree to a meeting of the appropriate subject matter expert at each Party, as determined by each Party’s Alliance Director, and discuss in good faith an amicable resolution thereof. If the Dispute is not resolved within [***] following the written request for amicable resolution, then either Party may then escalate the matter to the [***] of each of Novartis and MPAG. If the [***] of the Parties cannot resolve the Dispute within [***] following escalation thereto for amicable resolution, then either Party may initiate arbitration under Section 13.7.
13.7    Governing Law and Jurisdiction. This Option Agreement shall be governed by, and interpreted in accordance with, the substantive laws of Switzerland (excluding its rules on conflict of laws and excluding the UN Convention on Contracts for the International Sale of Goods). Any dispute, controversy or claim arising out of, or in relation to, this Option Agreement, including the validity, invalidity, breach, or termination thereof, shall be resolved by arbitration in accordance with the Swiss Rules of International Arbitration of the Swiss Chambers’ Arbitration Institution in force on the date on which the Notice of

Arbitration is submitted in accordance with these Rules. The number of arbitrators shall be [***]; the seat of the arbitration shall be Zurich, Switzerland; the arbitral proceedings shall be conducted in English.
13.8    Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Option Agreement were not performed in accordance with the terms hereof and that each Party shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which it is entitled at law or in equity. It is therefore agreed that each Party shall be entitled to seek a temporary, preliminary and/or permanent injunction or injunctions to prevent breaches of this Option Agreement and to enforce specifically the performance of the terms of this Option Agreement, without posting any bond or other undertaking, in addition to any other remedy to which they are entitled at law or in equity, and if any action should be brought in equity to enforce any of the provisions of this Option Agreement, the other Party shall not raise the defense that there is an adequate remedy at law.
13.9    Force Majeure. Neither Party shall be responsible to the other Party for any failure or delay in performing any of its obligations under this Option Agreement or for other nonperformance hereunder if such delay or nonperformance is caused by strike, stoppage of labor, lockout or other labor trouble, fire, flood, epidemic, pandemic, accident, war, act of terrorism, act of God or of the government of any country or of any local government, or by any other cause unavoidable or beyond the control of any Party hereto. In such event, the Party affected will use commercially reasonable efforts to resume performance of its obligations.
13.10    Waivers and Amendments. The failure of any Party to assert a right hereunder or to insist upon compliance with any term or condition of this Option Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party. No waiver shall be effective unless it has been given in writing and signed by the Party giving such waiver. No provision of this Option Agreement may be amended or modified other than by a written document signed by authorized representatives of each Party.
13.11    Relationship of the Parties. Nothing contained in this Option Agreement shall be deemed to constitute a partnership, joint venture, or legal entity of any type between MPAG and Novartis, or to constitute one as the agent of the other. Each Party shall act solely as an independent contractor, and nothing in this Option Agreement shall be construed to give either Party the power or authority to act for, bind, or commit the other Party.
13.12    Notices. All notices, consents, waivers, and other communications under this Option Agreement must be in writing and will be deemed to have been duly given when: (a) delivered by hand (with written confirmation of receipt); or (b) when received by the addressee, if sent by an internationally recognized overnight delivery service (receipt requested), in each case, to the appropriate addresses set forth below (or to such other addresses as a Party may designate by notice):

If to MPAG:

[***]
with a copy to:

[***]
If to Novartis:

[***]
with a copy to:

[***]
13.13    Further Assurances. Novartis and MPAG each hereby covenant and agree, without the necessity of any further consideration, to execute, acknowledge and deliver any and all such other documents and take any such other action as may be reasonably necessary to carry out the intent and purposes of this Option Agreement.
13.14    No Third Party Beneficiary Rights. The provisions of this Option Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and they shall not be construed as conferring any rights to any Third Party (including any Third Party beneficiary rights).
13.15    English Language. This Option Agreement is written and executed in the English language. Any translation into any other language shall not be an official version of this Option Agreement and, in the event of any conflict in interpretation between the English version and such translation, the English version shall prevail.
13.16    Expenses. Except as otherwise expressly provided in this Option Agreement, each Party shall pay the fees and expenses of its respective lawyers and other experts and all other expenses and costs incurred by such Party incidental to the negotiation, preparation, execution and delivery of this Option Agreement.
13.17    Entire Agreement. This Option Agreement, together with its Exhibits, sets forth the entire agreement and understanding of the Parties as to the subject matter hereof and supersedes all proposals, oral or written, and all other prior communications between the Parties with respect to such subject matter. The Parties agree that the Confidentiality Agreement is hereby terminated as of the Execution Date, but each Party’s information that was the subject of confidentiality obligations under the Confidentiality Agreement shall been deemed to be Confidential Information of such Party under this Option Agreement.

13.18    Counterparts. This Option Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Option Agreement may be executed by facsimile or electronically transmitted signatures (including .pdf) and such signatures shall be deemed to bind each Party hereto as if they were original signatures.
[Signature Pages Follows]

IN WITNESS WHEREOF, the Parties intending to be bound have caused this Option Agreement to be executed by their duly authorized representatives as of the Execution Date.

NOVARTIS PHARMA AG		MOLECULAR PARTNERS AG
By:	/s/Nigel Sheail	By:	/s/Patrick Amstutz
Name	Nigel Sheail	Name	Patrick Amstutz
Title	Head M&A & BD&L	Title	CEO

By:	/s/Alette Verbeek	By:	/s/Michael Stumpp
Name	Alette Verbeek	Name	Michael Stumpp
Title	WW BD&L CRM	Title	COO
27/10/2020

EXHIBIT A

DEVELOPMENT PLAN

[***]

EXHIBIT B

LICENSE TERM SHEET
[***]

EXHIBIT C

PRODUCTS
[***]

EXHIBIT D

TECHNICAL TRANSFER AND MANUFACTURING TERMS

[***]

2

EXHIBIT E

MPAG PATENTS

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EXHIBIT 2.2

SAMPLE INVOICE
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EXHIBIT 2.5(c)
RESOLUTION OF ADDITIONAL DEFINITIVE AGREEMENT TERMS[***]

EXHIBIT 3.2(a)

FORM OF EXERCISE NOTICE
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EXHIBIT 3.2(c)

INSTRUCTIONS FOR THE TRANSFER OF THE EQUITY INVESTMENT SHARES
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EXHIBIT 4.34.3(a)(i)

PLANNED PHASE 1 TRIAL PROTOCOL
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EXHIBIT 10.2

DISCLOSURES
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EXHIBIT 12.2

FORMS OF PRESS RELEASE
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